EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

By and Among

MOOG INC.,

AMPAC-ISP CORP.

and

AMERICAN PACIFIC CORPORATION

Dated as of June 4, 2012

i

EXHIBITS

Exhibit	Description

A	Transition Services Agreement
B	Escrow Agreement
C	Subcontract Pending Novation

SCHEDULES

Schedule	Description

1.1(a)	Aggregate Material Contracts
1.1(b)	Foreign Tax Covenant
3.3(b)	Required Consents and Approvals
3.5(b)	Exceptions to GAAP
3.6	No Undisclosed Liabilities
3.7	Tangible Personal Property
3.8	Necessary Assets of the Business
3.9	Acquired Subsidiaries
3.10	Leases
3.11(a)	Loss Contracts
3.11(b)	Government Contract Matters
3.12	Litigation
3.14	Insurance
3.15(b)	Owned Intellectual Property
3.15(c)	Licensed Intellectual Property
3.17(a)	Accounts Receivable
3.17(b)	Accounts Payable and Accrued Liabilities
3.18	Inventory Matters
3.19(a)	Personnel
3.20	Employee Plans
3.21(a)	UK and Eire Employee Matters
3.21(b)	UK and Eire Pension Schemes
3.22	Environmental Matters
3.23	Permits
3.24	Absence of Certain Changes
3.25	Suppliers and Customers
3.28(a)	Import/Export Licenses
3.28(b)	Voluntary Disclosures
5.2	Conduct of Business
5.10(a)	Excluded Employees
5.10(c)	Purchaser Benefit Plans
6.8	Niagara Facility Maintenance

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered as of June 4, 2012, by and among MOOG INC., a New York corporation (the “Purchaser”), AMPAC-ISP CORP., a Delaware corporation (the “Seller”) and AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Parent”). The Purchaser, the Seller and the Parent are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A. The Parent is the beneficial and record owner of all of the issued and outstanding capital stock of the Seller.

B. The Seller, directly and through its direct and indirect subsidiaries AMPAC ISP Holdings Limited, a corporation organized under the laws of Ireland (“AMPAC-Holdings”), AMPAC ISP Dublin Limited, a corporation organized under the laws of Ireland (“AMPAC-Dublin”), AMPAC ISP UK Cheltenham Limited, a corporation organized under the laws of England and Wales (“AMPAC-Cheltenham”) and AMPAC ISP UK Westcott Limited, a corporation organized under the laws of England and Wales (“AMPAC-Westcott” and together with AMPAC-Holdings, AMPAC-Dublin and AMPAC-Cheltenham the “Acquired Subsidiaries”) is engaged in the design, development and manufacture of liquid propulsion thrusters, high performance valves, pressure regulators, cold-gas propulsion systems, and precision structures for space applications and MON3 oxidizers for satellite propellant applications (the “Business”). The Seller and the Acquired Subsidiaries are referred to herein collectively as the “Selling Companies” and individually as a “Selling Company.”

C. It is the intention of the parties hereto that, upon consummation of the transactions contemplated by this Agreement, all of the assets of the Business will be owned or leased by the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Defined Terms. When used in this Agreement, the following terms will have the respective meanings specified below.

“Accounts Payable” means all bona fide accounts payable with respect to the Business (exclusive of any amounts attributable to interest payments to Parent).

“Accounts Receivable” means all bona fide billed and unbilled accounts receivable with respect to the Business (exclusive of any interest receivable from Parent).

“Accrued Liabilities” means all accrued liabilities with respect to the Business of a type shown on Schedule 3.17(b)(i), whether current or not current.

“Aerojet Indemnity” means the indemnifications provided to the Parent and the Seller pursuant to the terms of the Asset Purchase Agreement, dated April 26, 2004, as amended, by and between Aerojet-General Corporation and the Parent, and assigned to the Seller pursuant to the Assignment and Assumption Agreement dated August 24, 2004.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person will also include (i) any Person that directly or indirectly owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse or child residing in the same home as any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

“Aggregate Material Contracts” means all contracts, agreements and commitments relating to or affecting the Business as set forth on Schedule 1.1(a), whether written or oral, which are currently in effect and to which any Selling Company is a party or by which its assets or properties are bound and which:

    (i)       relate to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory or supplies in the Ordinary Course of Business) in excess of $50,000 individually;

    (ii)      involve a loan (other than Accounts Receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of the Business extended in the Ordinary Course of Business), or investment in, any Person or relating to the making of any such loan, advance or investment in excess of $50,000, other than intercompany loans between Parent, on the one hand, and any of the Selling Companies, on the other hand;

    (iii)     involve indebtedness for borrowed money (including loan agreements and guarantees);

    (iv)     grant or evidence a Lien on any of the Purchased Assets, other than Permitted Liens;

    (v)      provide for any management, consulting, financial advisory or any other similar service that involve the payment by the Seller of $100,000 or more over the next twelve (12) months and which are not cancelable by any of the Selling Companies without penalty on thirty (30) days’ or less notice;

    (vi)      limit the ability of any of the Selling Companies to engage in any line of business or to compete with any Person;

    (vii)     (including letters of intent) involve the future disposition or acquisition of assets or properties having a value of more than $50,000 other than in the Ordinary Course of Business, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

    (viii)    involve any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements;

    (ix)      involve any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value greater than $50,000;

    (x)       involve a standstill or similar arrangement;

    (xi)      contain a “most favored nation” or similar provision;

    (xii)     involve leases or subleases of personal property to which the Seller is a party (as lessee or lessor) and involving an annual base rental payment in excess of $100,000;

    (xiii)    involve during the next twelve (12) months (A) the payment by a Selling Company of $100,000 or more or (B) receipt of payments by a Selling Company of $250,000 or more, which are not cancelable by such Selling Company without penalty on thirty (30) days’ or less notice;

    (xiv)    grant a power of attorney or other similar agreement or grant of agency; and/or

    (xv)     are otherwise material to the Business.

“Assumed Contracts” means all of the Seller Material Contracts and the Minor Contracts, other than the Asset Purchase Agreement, dated April 26, 2004, as amended, by and between Aerojet-General Corporation and the Parent, and assigned to the Seller pursuant to the Assignment and Assumption Agreement dated August 24, 2004.

“Assumed Environmental Liabilities” means Liabilities for cleanup, removal, remedial or response actions or costs, or administrative, civil or criminal penalties resulting from a violation of Environmental Law or the Release of Hazardous Substances at, in, by, from or related to the Leased Real Property, the facilities or operations of the Business or any Person occupying or using any of the Leased Real Property or such facilities to the extent the initial Release or violation first commenced or occurred on or after the Closing Date.

“Assumed Liabilities” means the following liabilities and obligations of the Seller related to the Business and the Purchased Assets:

    (ii)       the Accounts Payable;

    (iii)      the Accrued Liabilities;

    (iv)      all Liabilities for warranty claims arising in respect of products of the Business shipped or sold on or after the Closing, and all Liabilities for warranty claims arising in respect of products of the Business shipped or sold prior to the Closing to the extent that such warranty claims are for an amount equal to or less than Seller’s reserve for warranty claims set forth on the Balance Sheet;

    (v)       all Liabilities and obligations under the Assumed Contracts arising or to be paid or performed on or after the Closing Date (other than any liability or obligation which results from, arises out of or relates to any breach of contract by the Seller with respect to periods prior to the Closing Date);

    (vi)      all Liabilities undertaken with respect to the Business Employees assumed by the Purchaser pursuant to Section 5.10;

    (vii)     all Liabilities for Taxes arising from or relating to the Purchased Assets or Business attributable to a Post-Closing Tax Period;

    (viii)    all Liabilities arising in connection with the ownership by the Purchaser of the Purchased Assets (including the Equity Interests) or the conduct of the Business by the Purchaser after the Closing;

    (ix)      all obligations to be performed after the Closing under all Permits that are included in the Purchased Assets; and

    (x)       the Assumed Environmental Liabilities.

“Balance Sheet Date” means March 31, 2012.

“Books and Records” means originals or true copies of all operating data and records of the Seller or the Parent to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities, subject to the Seller or the Parent retaining copies or originals of the same if it so chooses, including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or relating to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business; provided, however, that notwithstanding the foregoing, “Books and Records” will not include (i) organizational documents of the Parent or the Seller, (ii) minute books or stock ledgers of the Parent or the Seller, (iii) Tax records and Tax Returns of the Parent or the Seller, (iv) documents of the Parent or the Seller related to the transactions contemplated by this Agreement or potential transactions with third parties for the sale of the Business, (v) operating data and records maintained by Parent and not separable from the operating data and records of Parent and its Affiliates unrelated to the Business with commercially reasonable efforts (“Parent Business Records”), and (vi) those documents which the Seller or the Parent is prohibited from disclosing or transferring to the Purchaser under applicable Law.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.

“Business Employee” means any employee of the Selling Companies.

“Business Permits” means all Permits other than Environmental Permits.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to any of the Selling Companies) relating to the Business or of any third party which any Selling Company is currently under an obligation to keep confidential or that is currently maintained by a Selling Company as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Business.

“Credit Facility” means that certain Credit Agreement, dated January 31, 2011, by and among Parent, Wells Fargo Bank, National Association, and certain domestic subsidiaries of Parent as guarantors.

“EACs” means a financial analysis for a specific customer contract as of a balance sheet date which includes, and is not limited to, (i) the estimated contract value or total contract revenues, (ii) total estimated direct costs and overhead rates allocable to a specific customer contract at completion (comprised of actual incurred direct costs and overhead rates applied to-date and estimated direct costs and overhead rates for authorized work remaining to complete the contract), and (iii) the estimated total profit or loss on the contract, as of the balance sheet date, consistent with the Selling Companies’ historical practices and procedures.

“Employee Benefit Plan” means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical (including retiree medical), dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including, without limitation, each ERISA Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is both (a) (i) maintained by the Seller or any ERISA Affiliate or (ii) to which the Seller or any ERISA Affiliate contributes or has contributed and (b) one under which any U.S. Business Employee or former U.S. Business Employee participates or had accrued any rights or under which the Seller is liable in respect of a U.S. Business Employee or former U.S. Business Employee with respect to his or her employment with the Business.

“Environment” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environmental Claims” means administrative, regulatory or judicial action, suits, demands, demand letters, claims, liens, fines, penalties, settlements, notices of non-compliance or violation (whether written or oral), investigations or Proceedings, Orders or agreements, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) any alleged injury or threat of injury to health, safety or the Environment; (ii) any Environmental Law or any term or condition of any Permit issued under any Environmental Law; or (iii) the presence, Release of, or exposure to, any Hazardous Materials.

“Environmental Condition” means the presence, Release or introduction into the Environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which a Selling Company has or may become liable to any Person or by reason of which any Selling Company or its assets may suffer or become subject to an Environmental Claim.

“Environmental Law” means all applicable Laws, Orders or binding agreements with any Governmental or Regulatory Authority that (i) regulates or relates to pollution (or the cleanup thereof) or the preservation or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; (ii) regulates or relates to the use, reuse, reclamation, recycling, treatment, generation, discharge, storage, containment, transportation, processing, production, handling, disposal remediation or release of Hazardous Materials; or (iii) imposes liability with respect to any of the foregoing, including, without limitation, (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; Pollution Prevention and Control Act, European Community (EC) Regulation 1907/2006, as amended; Environmental Protection Act 1990, Chemicals (Hazard Information and Packaging for Supply) Regulations 2009 SI 716; Control Of Major Accident Hazards Regulations 1999 SI 743, as amended; Control of Substances Hazardous to Health Regulations 2002 SI 2677; EU regulation on classification, labeling and packaging of substances and mixtures 1272/2008’ Planning (Hazardous Substances) Regulations 1992 SI 656, as amended; Environmental

Permitting (England and Wales) Regulations 2010 SI 675, as amended; Controlled Waste Regulations 1992 SI 588, as amended; Control of Pollution (Applications, Appeals and Registers) Regulations 1996 SI 2971, as amended; and Environmental Damage (Prevention and Remediation) Regulations 2009 SI 153.

“Environmental Liability” means any Liability arising out of an Environmental Claim.

“Equity Interests” means 100% of the issued share capital of AMPAC-Holdings and AMPAC-Westcott.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.

“ERISA Affiliate” means each entity that is treated as a single employer with the Seller for purposes of Code Section 414.

“ERISA Plan” means any material “employee benefit plan” (as such term is defined in ERISA Section 3(3) that is covered by Title 1 of ERISA and is maintained or sponsored by the Seller or any of its ERISA Affiliates or to which the Seller or any of its ERISA Affiliates has any obligation to contribute.

“Excluded Assets” means the following assets of the Seller:

(xi)       any bank accounts and other depositary accounts;

(xii)      any cash or cash equivalents;

(xiii)     all rights to Tax refunds, credits or similar benefits relating to the Purchased Assets or the Business attributable to a Pre-Closing Tax Period;

(xiv)     the AMPAC Marks, any goodwill or any other rights associated with any of the AMPAC Marks, and any e-mail addresses and internet domain names containing any of the AMPAC Marks;

(xv)     all personnel, employee compensation, medical and benefits and labor relations records relating to the Business Employees; provided, however, that copies of all such materials relating individually to the Business Employees shall be delivered to the Purchaser to the extent allowed by applicable Law;

(xvi)    the Insurance Policies or rights to proceeds thereof relating to the assets, properties, business or operations of the Selling Companies;

(xvii)    any assets held directly by the Parent of whatsoever nature, whether or not used in the Business;

(xviii)     any rights, claims, causes of action, rights of recovery, rights of set-off and rights of reimbursement of any kind or nature of the Selling Companies related to any upward direct or indirect rate adjustments or incurred cost audits with respect to Government Contracts which occur after the Closing Date for work performed prior to the Closing Date;

(xix)      all rights to any action, suit or claim of any nature available to any of the Selling Companies with respect to the Seller Warranty Obligations, whether arising by way of counterclaim or otherwise;

(xx)       the Asset Purchase Agreement, dated April 26, 2004, as amended, by and between Aerojet-General Corporation and the Parent, and assigned to the Seller pursuant to the Assignment and Assumption Agreement dated August 24, 2004; and

(xxi)       any claims or receivables between the Seller and any Affiliate of the Seller other than another Selling Company.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Goodwill” means the goodwill of the Business, other than goodwill related to the AMPAC Marks.

“Government Contract” means any contract, agreement or commitment between a Selling Company and a Governmental or Regulatory Authority, including any subcontract or other arrangement by which a Selling Company has agreed to provide goods or services to a prime contractor, to a Governmental or Regulatory Authority or to a higher-tier subcontractor, the ultimate contracting party of which is a Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “dangerous goods,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.

“Intellectual Property” means all intellectual property and proprietary rights of the Selling Companies currently used in the conduct of the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (iii) all trademarks, service marks, trade dress, logos, trade names and corporate names

(excluding the AMPAC Marks and any goodwill or other rights associated therewith), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”), (iv) all telephone and telecopy numbers and listings, e-mail addresses and internet domain names used exclusively in or relating exclusively to the Business, (v) all copyrightable works (other than Software), all copyrights, and all applications, registrations and renewals in connection therewith, (vi) all mask works and all applications, registrations, and renewals in connection therewith, (vii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (viii) all computer software (including data and related documentation and including software installed on hard disk drives) other than off the shelf computer software subject to shrinkwrap, browsewrap or clickwrap licenses (collectively, “Software”) and (ix) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” means all raw material, work-in-process and finished goods inventory related to the Business.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority as in effect on the date hereof.

“Leased Real Property” means the real property and improvements thereon leased by the Selling Companies pursuant to the Leases.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed or sublicensed to a Selling Company or otherwise subject to an agreement between such third party and such Selling Company that grants such Selling Company the right to use such Intellectual Property in the conduct of the Business, including but not limited to the Intellectual Property set forth on Schedule 3.15(c).

“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Loan Agreements” means (i) the Loan Agreement dated October 1, 2008 among the Parent, AMPAC-Holdings, AMPAC-Dublin and AMPAC-Cheltenham, (ii) the Loan Agreement dated July 8, 2009 between the Parent and AMPAC-Westcott and (iii) the Loan Agreement dated July 8, 2009 among the Acquired Subsidiaries.

“Losses” means all Liabilities, losses, claims, direct damages, causes of action, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including reasonable attorneys’ fees); provided that Losses shall exclude claims by the Purchaser against the Seller or the Parent (but not claims by third parties) for consequential, special, exemplary and punitive damages and diminution of value and other damages based on a premium valuation methodology.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the business or financial condition of such Person and its subsidiaries, taken as a whole, excluding, in each case, any change, event or effect arising out of or resulting from (i) changes in general regulatory or business conditions that, in each case, generally affect the geographic regions or industries in which such Person conducts its business, including changes in the use, adoption or non-adoption of industry standards; (ii) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) changes resulting from conditions affecting the aerospace, defense and space industries; (iv) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (v) any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (vi) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof; (vii) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the Transaction Documents, the consummation of the transactions or the identity of the other Party, including any termination of, denial of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person; (viii) such Person’s actions taken, delayed or omitted to be taken in accordance with this Agreement or taken at the request or with the consent of the other Party or any change, event or effect relating to any action taken (or any failure to take any action) by any other Party hereto; (ix) any matter set forth in any of the Schedules; or (x) any change, event or effect that has been cured prior to the Closing except, in the case of clauses (i) through (vi), to the extent such change, effect, event, occurrence, state of facts or development, has had a disproportionate effect on the Selling Companies, taken as a whole.

“Minor Contracts” means all contracts, agreements and commitments relating to or affecting the Business other than the Seller Material Contracts, whether written or oral, which are currently in effect, and to which the Seller is a party or by which the Seller or its assets or properties are bound.

“Niagara Lease” means the Lease Agreement dated August 23, 2004 between Wheatfield Business Park, LLC, as landlord, and the Seller, as tenant, as amended by First Amendment to Lease Agreement dated November 6, 2009, Second Amendment to Lease Agreement dated January 27, 2011 and Third Amendment to Lease Agreement dated October 26, 2011, with respect to premises commonly known as 2221 Niagara Falls Boulevard, Wheatfield, New York 14304.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property owned by the Selling Companies including, but not limited to, the Intellectual Property set forth in Schedule 3.15(b).

“Owned Tangible Personal Property” means all Tangible Personal Property owned by the Selling Companies related to or used in the conduct of the Business including, but not limited to, the Tangible Personal Property set forth in Schedule 3.7.

“Permits” means all material permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges imposed that are (A) not due and payable as of the Closing Date, or (B) being contested by appropriate Proceedings, (ii) statutory Liens, mechanics liens and similar liens for labor, materials or supplies provided, in each case incurred in the Ordinary Course of Business for amounts that are (X) not delinquent and are not, in the aggregate, material, or (Y) being contested by appropriate Proceedings, (iii) Liens that are a matter of public record, (iv) such state of facts as a physical inspection of the Real Property would disclose, (v) present and future zoning, building codes and other land use applicable Law regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental or Regulatory Authority having jurisdiction over such Leased Real Property, (vi) Liens for any financing that is an obligation of the Selling Companies that will be paid off at Closing, (vii) purchase money liens and liens securing payments under capital lease and operating lease arrangements, (viii) restrictions on the transferability of securities arising under applicable Laws, (ix) easements, rights-of-way, covenants, conditions, restrictions and other similar matters, (x) Liens pursuant to the Credit Facility that will be released at Closing, and (xi) standard Liens as may arise in the Ordinary Course of Business under the terms of the Aggregate Assumed Contracts.

“Person” means an individual, a partnership, a limited partnership, a joint venture, a corporation, an association, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing and that portion of any Straddle Period that begins after the end of the Closing Date.

“Pre-Closing Environmental Condition” means any noncompliance with Environmental Laws or the presence or Release of Hazardous Materials in soil, groundwater or other surface or subsurface media at the Real Property existing on or prior to the Closing Date.

“Pre-Closing Environmental Liability” means any Environmental Liability arising out of or resulting from the conduct of the Business, or the operation, use or condition of the Leased Real Property, on or prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period that ends at the end of the Closing Date.

“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit, inquiry, Order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding by or before any Governmental or Regulatory Authority.

“Purchased Assets” means all right, title and interest of the Seller in and to all of the assets relating to the Business of whatsoever nature, tangible or intangible, real or personal, including, without limitation the following (except to the extent any of the following is an Excluded Asset):

(i)       the Accounts Receivable;

(ii)      subject to the limitations set forth in Sections 2.5(c) and 5.15, all rights in, to and under any and all Assumed Contracts;

(iii)      all prepaid expenses, deferred items or credits, deposits, advances, other prepayments and related rights paid or obtained by the Seller exclusively relating to the Business, other than prepaid insurance deposits;

(iv)      the Books and Records;

(v)       the Goodwill;

(vi)      the Inventory;

(vii)     the Owned Intellectual Property and Licensed Intellectual Property;

(viii)    the Owned Tangible Personal Property;

(ix)      the Permits (to the extent transferable);

(x)       the Tangible Personal Property under capital leases;

(xi)      a non-exclusive right to all of the benefits conferred by and under the Aerojet Indemnity; and

(xii)     the Equity Interests.

“R&D Tax Repayment” means any payment or credit payable to an Acquired Subsidiary in respect of expenditures incurred prior to Closing in accordance with Sections 776, 766A and 766B of the Ireland Taxes Consolidation Act 1997.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Remedial Action” means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate, whether on site or off-site, the release or presence of any Hazardous Materials, including the imposition of engineering or institutional controls, any action to correct any violation of Environmental Laws, any closure activities, post-closure or monitoring and any operation and maintenance relating to any such remedial activities.

“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.

“Retained Liabilities” means any liability or obligation of every nature of the Seller and its Affiliates other than the Assumed Liabilities, including but not limited to:

(i)       all Liabilities of the Seller under this Agreement and any other Transaction Document to which Seller is a party;

(ii)      Liabilities for Taxes of the Seller attributable to a Pre-Closing Tax Period;

(iii)     any liabilities and obligations of the Seller for personal injury or property damage arising or incurred with respect to products manufactured or sold or services provided by the Seller prior to the Closing Date, in connection with the operation of the Business or otherwise;

(iv)     the Seller Warranty Obligations;

(v)      all Liabilities arising out of the Excluded Assets;

(vi)     all Liabilities relating to the employment, or termination of employment, of any U.S. Business Employee (A) arising from or related to the operation of the Business at or prior to the Closing (other than those Liabilities relating to obligations of the Purchaser under Section 5.10) and (B) pursuant to any retention or severance agreements between the Seller or the Parent and any U.S. Business Employees in effect as of the Effective Time;

(vii)    any liabilities and obligations incurred as a result of the downward indirect rate adjustments or incurred cost audits with respect to Government Contracts which occur after the Closing Date for work performed prior to the Closing Date;

(viii)    all Liabilities arising from or related to the matters set forth in Schedule 3.12 to this Agreement with respect to the conduct of the Business on or prior to the Closing Date; and

(ix)     all Pre-Closing Environmental Liabilities.

“Seller Material Contracts” means only those Aggregate Material Contracts to which the Seller is a party.

“Straddle Period” means any taxable period that begins on or before, but ends after, the Closing Date.

“Tangible Personal Property” means all tangible personal property used or usable in the conduct of the Business (other than Inventory) and owned or leased by the Seller or in which the Seller has any interest including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax Covenant” means the tax covenant in substantially the form attached hereto as Schedule 1.1(b).

“Taxes” means all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes or similar government assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), as well as all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes required to be filed with any Governmental or Regulatory Authority.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Escrow Agreement and all other instruments and agreements to be executed and delivered pursuant hereto and thereto.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Purchaser, the Parent and the Seller, substantially in the form attached hereto as Exhibit A.

“UK and Eire Directors” means in relation to each of the Acquired Subsidiaries, its directors as of the date hereof.

“UK and Eire Employees” means in relation to each of the Acquired Subsidiaries, its employees as of the date hereof.

“U.S. Business Employee” means any employee of the Seller who is resident in the United States and whose employment relates solely to the Business.

Section 1.2       Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms will have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section	Defined Term	Section

2012 Tax Returns	§10.3(d)	Escrow Account	§2.3(b)

Acquired Subsidiaries	Recitals	Escrow Agent	§2.3(b)

Agreed Claims	§9.3(c)	Escrow Agreement	§2.3(b)

Agreement	Preamble	Escrow Amount	§2.3(b)

Allocation Schedule	§10.1(a)	Financial Statements	§3.5(b)

AMPAC Marks	§5.13(a)	Indemnification Cap	§9.2(b)(i)

AMPAC-Cheltenham	Recitals	Indemnification Claim	§9.1(c)

AMPAC-Dublin	Recitals	Indemnified Party	§9.3(a)

AMPAC-Holdings	Recitals	Indemnifying Party	§9.3(a)

AMPAC-Westcott	Recitals	Insurance Policies	§3.14

Balance Sheet	§3.5(a)	Interim Financial Statements	§3.5(a)

Business	Recitals	Leases	§3.10

Cause	§5.10(b)	Non-Transferable Assets	§2.5(c)

Certificate	§9.3(a)	Novation Agreement	§5.16(a)

Closing	§2.4	Outside Date	§8.1(b)(i)

Closing Date	§2.4	Parent	Preamble

Closing Payment	§2.3(a)	Party(ies)	Preamble

COBRA	§5.10(f)	Purchase Price	§2.3(a)

Collateral Source	§9.6(a)	Purchaser	Preamble

Confidentiality Agreement	§5.4	Purchaser Benefit Plan	§5.10(c)

Deductible Amount	§9.2(b)(ii)	Purchaser Employment Date	§5.10(a)

Effective Time	§2.4	Purchaser Losses	§9.2(a)

Employment Agreements	§3.20(a)	Purchaser Return	§10.3(b)

Environmental Deed	§9.6(a)	Schedules	§1.4

Environmental Permits	§3.22(a)	Seller	Preamble

Defined Term	Section	Defined Term	Section

Seller Employee Plans	§3.20(a)	Third Party Claim	§9.4(a)

Seller Losses	§9.2(c)	Transaction Expenses	§11.1

Seller Return	§10.3(a)	Transfer Fees	§10.4

Seller Warranty Obligations	§5.9	Transferred Employee	§5.10(a)

Selling Company(ies)	Recitals	UK and Eire Benefit Plans	§3.21(a)

Tax Consideration	§10.1(a)	Value Schedule	§10.1(b)

Section 1.3       Construction. In this Agreement, unless the context otherwise requires:

(a)       any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b)       words expressed in the singular number will include the plural and vice versa, words expressed in the masculine will include the feminine and neuter gender and vice versa;

(c)       references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)       reference to “day” or “days” are to calendar days; and

(e)       “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.4       Schedules and Exhibits.  The Schedules to this Agreement (the “Schedules”) are incorporated into and form an integral part of this Agreement. A fact or matter disclosed in a Schedule or a subsection of a Schedule shall be deemed to be disclosed with respect to each other Schedule or subsection where such disclosure is appropriate to the extent that it is reasonably apparent from reading such Schedule that such disclosure is applicable to such other Schedules or subsections. From time to time prior to the Closing, between the date hereof and the Closing, the Seller may amend, supplement or revise the Schedules with respect to any matter, which disclosure shall be effective for all purposes under this Agreement, including to cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such matter and for purposes of Article IX hereof; provided, however, that the Seller will deliver such updated Schedules not less than three (3) Business Days prior to the Closing Date and will provide any additional information with respect to such updated Schedules that the Purchaser may reasonably request within one (1) Business Day after such request. The delivery of any such amended, supplemented or revised Schedule will not in any way act to satisfy the conditions set forth in Section 6.1 of this Agreement or limit the Purchaser’s ability to terminate this Agreement under Section 8.1 hereof.

Section 1.5       Knowledge. Except as otherwise specifically provided in this Agreement, where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Parent or the Seller, it means the actual knowledge of each of Joseph Carleone, Dana Kelley, Robert Huebner, Melvin Wilczewski, David Gibbons, and Alan Frankel after reasonable inquiry of direct reports and the actual knowledge of Jerry Bon without inquiry.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1       Transfer of Purchased Assets.  On the terms, and subject to the conditions, set forth in this Agreement, the Seller will sell, assign, transfer and deliver to Purchaser on the Closing Date, and the Purchaser will purchase and acquire from the Seller, all of the Purchased Assets (other than the Government Contracts, which will be transferred and assigned as contemplated by Section 5.3(a) and Section 5.16 and the Non-Transferrable Assets, which will be transferred and assigned as contemplated by Section 2.5(c)). The Seller will retain the Excluded Assets.

Section 2.2       Assumption of Assumed Liabilities; Retained Liabilities.  On the Closing Date, the Purchaser will assume and pay or perform the Assumed Liabilities in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule hereto or thereto, the Purchaser will not assume, agree to pay, perform or discharge, bear the economic burden of or in any way be responsible for any of the Retained Liabilities. The Seller will retain and pay or perform in accordance with their terms all of the Retained Liabilities.

Section 2.3       Purchase Price.

(a)         Purchaser Price. Subject to the terms and conditions of this Agreement and in consideration of the sale, transfer, assignment, conveyance and delivery by the Seller of the Purchased Assets to the Purchaser at the Closing, the Purchaser shall pay the Seller an aggregate cash payment in an amount equal to FORTY-SIX MILLION and 00/100 DOLLARS ($46,000,000) (the “Purchase Price”), subject to the escrow provisions set forth below, and shall assume the Assumed Liabilities. The Purchase Price less the Escrow Amount (the “Closing Payment”) shall be paid by the Purchaser to the Seller at the Closing in cash by the delivery to Seller of immediately available funds.

(b)         Escrow. The Purchaser shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”) the sum of Four Million Dollars ($4,000,000) (the “Escrow Amount”), for deposit into an escrow account (the “Escrow Account”), in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount so deposited shall be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, Purchaser and the Seller shall jointly direct the Escrow Agent to release the then-available Escrow Amount, less any claims or pending claims with respect thereto, to the Seller on the date that is fifteen (15) months from the Closing Date. Any amount of the Escrow Amount not paid to the Seller but released to Purchaser shall be deemed to be a reduction in the Purchase Price.

Section 2.4        Closing.  The closing of the sale referred to in Section 2.1 (the “Closing”) will take place not later than five (5) days following the satisfaction or waiver of all of the conditions set forth in Articles VI and VII at 10:00 A.M. New York time, or on such other date and at such place as the parties hereto will mutually agree (the “Closing Date”). The Closing and the other transactions contemplated hereby will be deemed to have become effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 2.5         Closing Matters.

(a)               Conveyances at Closing.

At the Closing, the Seller will deliver to the Purchaser, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Purchaser:

(i)        (A) one or more bills of sale conveying in the aggregate all of the Owned Tangible Personal Property, (B) one or more assignments conveying in the aggregate all of the Assumed Contracts and the Loan Agreements, (C) one or more assignments of the Owned Intellectual Property in recordable form, (D) one or more assignments conveying in the aggregate all of the Loan Agreements, (E) such other instruments as are reasonably requested by the Purchaser to vest in the Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement and (F) such other documents and agreements as are contemplated by this Agreement; and

(ii)       a duly executed counterpart of the Transition Services Agreement;

(iii)      executed consents with respect to the matters set forth in Schedule 3.3(b);

(iv)      a duly executed counterpart of an agreement transferring to the Purchaser a non-exclusive right to all of the benefits conferred by and under the Aerojet Indemnity;

(v)       a duly executed counterpart of the Tax Covenant;

(vi)     duly executed releases of lien releasing the Purchased Assets from all Liens, except Permitted Liens;

(vii)     a duly executed counterpart of the Escrow Agreement;

(viii)    a certificate duly executed on behalf of the Parent and the Seller, certifying to the matters in Sections 6.1 and 6.2;

(ix)      resolutions of the Board of Directors of the Parent and the Seller approving the execution, delivery and performance of this Agreement and the other Transaction

Documents and the consummation of the transactions contemplated hereby and thereby, certified by the appropriate officers; and

(x)      such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b)     At the Closing, the Purchaser will deliver to the Seller, each in form and substance, and executed and delivered in a manner, reasonably satisfactory to the Seller:

(i)      (A) an assumption of the Assumed Liabilities, (B) such other instruments of assumption evidencing the Purchaser’s assumption of the Assumed Liabilities as the Seller reasonably deems necessary and (C) such other documents and agreements as are contemplated by this Agreement;

(ii)     the Purchase Price in accordance with Section 2.3;

(iii)    a duly executed counterpart of the Transition Services Agreement;

(iv)    a duly executed counterpart of the Tax Covenant;

(v)     a duly executed counterpart of the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(vi)    a certificate duly executed on behalf of the Purchaser, certifying to the matters in Sections 7.1 and 7.2; and

(vii)    such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the transactions contemplated by this Agreement.

(c)     It is understood that certain Purchased Assets may not be immediately transferable or assignable to the Purchaser, and the Purchaser may in its sole discretion allow the Seller to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) the Seller will use its reasonable best efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to the Purchaser or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to the Purchaser, (ii) the Seller will grant to the Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that the Purchaser have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) the Seller will take all actions necessary to preserve the value of the Non-Transferable Assets, (iv) the Seller will not transfer or assign the Non-Transferable Assets to any Person other than the Purchaser or the Purchaser’s designees, (v) the Seller will transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (vi) the Purchaser will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to the Purchaser in accordance with the terms of this Agreement; provided, however, that the Seller will not incur any Liability in connection with any such activities described in clauses (i) through (vi) above (other than the expense of salary or the cost of fringe benefits or similar expenses pertaining to employees of the Seller, or the incurrence of out-of-pocket expenses, in connection with the performance of such activities); and provided, further, that this Section 2.5(c) shall not be deemed to apply with respect to those consents, approvals and authorizations contemplated by Section 5.16. Upon the request of the Purchaser, the Seller will enforce, on behalf of the Purchaser and at the Purchaser’s cost, any rights of the Seller arising under or in connection with any Non-Transferable Asset. To the extent that the Purchaser is provided the benefits of any Assumed Contract, the Purchaser will perform the obligations arising, from and after the Closing, under such Assumed Contract on behalf of the Seller and its Affiliates (to the extent parties thereto), except for any obligation under such Assumed Contract that constitutes a Retained Liability.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER

The Parent and the Seller, jointly and severally, represent and warrant to the Purchaser as follows:

Section 3.1     Existence and Good Standing.

(a)        Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(b)        Each of AMPAC-Holdings and AMPAC-Dublin (i) is a corporation duly organized under the laws of Ireland, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(c)        Each of AMPAC-Cheltenham and AMPAC-Westcott (i) is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

Section 3.2     Authority and Enforceability. Except for the novation of its Government Contracts, each of the Parent and the Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. Except for the novation of its Government Contracts, no other action on the part of the Parent or the Seller is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, will have been duly executed and delivered by the Parent and the Seller, and will be valid and binding obligations of the Parent and the Seller, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 3.3     Consents and Approvals; No Violations.

(a)        The execution and delivery by the Parent and the Seller of this Agreement and the Transaction Documents will not, and the consummation by them of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Seller under: (i) any provision of their respective articles of incorporation or bylaws; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Parent or the Seller or by which their respective properties or assets may be bound; or (iii) subject to the novation of its Government Contracts, any of the terms, conditions or provisions of any Assumed Contract; other than in the case of (ii) or (iii) above, any violation, conflict, breach, acceleration, termination, modification or payment that, individually or on the aggregate, would not reasonably be expected to have a Materially Adverse Effect on the Business.

(b)        Except as set forth in Schedule 3.3(b) and subject to the novation of the Government Contracts, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to the Parent or the Selling Companies or by which any of such entities or any of their respective assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any of the Aggregate Material Contracts or (iii) for the execution and delivery of this Agreement and the Transaction Documents by the Parent or the Seller or the performance by the Parent or the Seller of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than (x) compliance with any applicable notification requirements of the Federal Republic of Germany, (y) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign, and (z) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

Section 3.4     Title. The Seller has good and marketable title to, or a valid leasehold interest in, all of the Personal Property included in the Purchased Assets, free and clear of any Liens other than Permitted Liens.

Section 3.5     Financial Statements.

(a)          The Seller has furnished the Purchaser with the (i) unaudited consolidated balance sheets of the Seller as of September 30, 2010 and September 30, 2011 and the related unaudited statements of income for each of the three (3) years ended September 30, 2009, 2010 and 2011 and (ii) the unaudited consolidated balance sheet of the Seller as at March 31, 2012 (the “Balance Sheet”) and the related unaudited statement of income for the six (6) months then ended (the financial statements in clause (ii) above are hereinafter referred to as the “Interim Financial Statements”).

(b)          Except as set forth in Schedule 3.5(b), all of the financial statements referred to clauses (i) and (ii) of Section 3.5(a) (collectively, the “Financial Statements”) have been prepared in accordance with GAAP (except for the absence of footnotes and with respect to the Interim Financial Statements, for the absence of year-end adjustments) and fairly present, in all material respects, (i) the consolidated financial condition of the Seller at the dates thereof and (ii) the consolidated results of the operations of the Seller and the changes in its consolidated financial condition for the periods presented.

Section 3.6     Undisclosed Liabilities. The Selling Companies have, with respect to the Business, no claims, obligations, Liabilities or indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) obligations to be paid or performed under or pursuant to the Assumed Contracts or any contract, agreement or commitment of the Selling Companies after the Closing Date (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law), (ii) Liabilities relating to facts, circumstances or events specifically disclosed on the Schedules to this Agreement, (iii) Liabilities and obligations incurred between the Balance Sheet Date and the Closing Date in the Ordinary Course of Business of the Business (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law), (iv) Liabilities set forth in Schedule 3.6 and (v) those that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Business.

Section 3.7     Personal Property.  Schedule 3.7 sets forth (i) a list of each item of Tangible Personal Property owned by any of the Selling Companies and used in the Business individually having a book value in excess of $25,000 and (ii) a list of each item of Tangible Personal Property leased by any of the Selling Companies in connection with the Business having an annual rental payment in excess of $48,000. Except as set forth in Schedule 3.7, all of the Tangible Personal Property is located at the Leased Real Property and there is no Tangible Personal Property used in the operation of the Business located at the Leased Real Property which is not owned or leased by a Selling Company. Except as set forth in Schedule 3.7, the Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for continued use in the manner in which it is presently being used, ordinary wear and tear and normal repairs and replacements excepted.

Section 3.8     All Necessary Assets of the Business. Except for the Excluded Assets or as set forth on Schedule 3.8, the Purchased Assets and the services and rights provided to the Purchaser under the Transition Services Agreement, taken as a whole, constitute all of the rights, properties and assets (tangible and intangible) sufficient for such continued conduct of the Business in a manner substantially equivalent to the manner presently conducted by the Selling Companies. Except for the Excluded Assets, any assets that may be used to provide services to the Purchaser pursuant to the Transition Services Agreement, or as set forth on Schedule 3.8, there are no assets or properties used in the Business and owned by any Person other than the Selling Companies which will not, upon the Closing, be owned, leased or licensed by the Purchaser.

Section 3.9     Acquired Subsidiaries.  Schedule 3.9 sets forth for each of the Acquired Subsidiaries (a) its name and jurisdiction of incorporation and (b) the number of issued and outstanding shares of each class of its capital stock. All of the issued and outstanding shares of capital stock of each Acquired Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. The Seller or one or more Acquired Subsidiaries hold of record and own beneficially all of the outstanding shares of each Acquired Subsidiary free and clear of any material Liens other than Liens in favor of Wells Fargo Bank, National Association in connection with the Credit Facility. Neither the Seller nor any Acquired Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not an Acquired Subsidiary. Neither the Seller nor any Acquired Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. There is no (i) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of any Acquired Subsidiary or (ii) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of any Acquired Subsidiary.

Section 3.10   Leased Real Property.  Schedule 3.10 sets forth a list of each lease or sublease relating to the use or occupancy of the Leased Real Property (the “Leases”). Each Lease is in full force and effect, and with respect to each Lease (a) all rents and additional rents due to date on the Lease have been paid; (b) the Selling Company party thereto is not in material default thereunder; (d) no waiver, indulgence or postponement of the Selling Company’s obligations under the Lease has been granted by the lessor, and (e) other than with respect to the transfer of the Purchased Assets, to the Seller’s knowledge, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would give rise to a right of termination by the lessor under such Lease or give rise to any material liability of the Selling Company party thereto under such Lease.

Section 3.11   Contracts.

(a)        Each Aggregate Material Contract is in full force and effect and there exists (i) no material default or event of default by the Selling Company party thereto or, to the knowledge of the Seller, any other party to any such Aggregate Material Contract with respect to any material term or provision thereof and/or (ii) to the knowledge of the Seller, no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material default or event of default by a Selling Company or any other party thereto, with respect to any material term or provision of any such Aggregate Material Contract. Except as set forth in Schedule 3.11(a), to the knowledge of the Seller, as of the Balance Sheet Date, the cost of completion with respect to each Aggregate Material Contract would not reasonably be expected to exceed the total contract value to be paid by a customer or other Person to the applicable Selling Company thereunder. The Seller’s historical percentage of completion determinations, EACs, overhead rates and margin estimates were prepared in accordance with GAAP.

(b)       With respect to each Government Contract, and except as set forth on Schedule 3.11(b), (i) neither the United States or foreign government nor any prime contractor or subcontractor thereof or other Person has notified a Selling Company in writing that such Selling Company has breached or violated any applicable Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract, (ii) no Selling Company has received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (iii) other than in the Ordinary Course of Business, to the knowledge of the Seller, no material cost incurred by a Selling Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental or Regulatory Authority, (iv) no Selling Company has received written notice pertaining to any Government Contract of any additional Liabilities relating to the close-out of any Government Contract nor any indirect rate adjustment as a result of any incurred cost audit with respect thereto and (v) no material payment due to a Selling Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and the Selling Company party thereto is entitled to all payments received to date with respect thereto.

(c)       To the knowledge of the Seller, (i) neither the Parent, any Selling Company nor any of their respective directors, officers or employees is, or since January 1, 2010 has been, under administrative, civil or criminal investigation, indictment or information by any Governmental or Regulatory Authority or under any audit or investigation by any Governmental or Regulatory Authority with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid (other than routine contract audits by Governmental or Regulatory Authorities) and (ii) neither the Parent nor any Selling Company has made any voluntary disclosure with respect to any alleged violation of the U.S. Federal Acquisition Regulation ethical rules and suspension/debarment regulations that went into effect on December 12, 2008 with respect to any Government Contract, offer or bid that has led or would be reasonably likely to lead, to any of the consequences set forth in clause (i) above.

(d)       Neither the Parent, any Selling Company nor, to the knowledge of the Seller, any of their respective directors, officers or employees in connection with the performance of their duties for or on behalf of any Selling Company has been suspended, proposed for disbarment or debarred from participation in the award of any Government Contract, offer or bid with the United States or any foreign government or any other Governmental or Regulatory Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the knowledge of the Seller, there exist no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment Proceedings or the finding of non-responsibility or ineligibility on the part of any Selling Company or any of its directors or officers.

Section 3.12   Litigation. Except as set forth in Schedule 3.12, there is no Proceeding pending or, to the knowledge of the Seller, threatened, against or affecting any of the Selling Companies, the Business or any of the Purchased Assets or that would, in any case, prohibit or materially impair any Selling Company’s ability to perform its obligations under this Agreement, or to consummate any of the transactions contemplated thereunder. No Selling Company is subject to any Order.

Section 3.13   Taxes.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller or an Acquired Subsidiary, as the case may be:

(i)       The Seller and each Acquired Subsidiary has timely filed or caused to be timely filed with the appropriate Governmental or Regulatory Authorities all Tax Returns required to be filed by each and all such Tax Returns were correct and complete in all material respects when filed.

(ii)      All Taxes required to have been withheld by the Seller and each Acquired Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been withheld.

(iii)     All Taxes required to have been paid by the Seller and each Acquired Subsidiary (whether or not shown on any Tax Return) have been paid or are currently being disputed in good faith and have been reserved against in accordance with GAAP.

(iv)     No outstanding claim has been made in writing by a Governmental or Regulatory Authority in a jurisdiction in which the Seller or an Acquired Subsidiary does not currently file Tax Returns that the Seller or an Acquired Subsidiary, as the case may be, is subject to taxation by that jurisdiction.

(v)      There are no Liens on any of the Seller’s or any Acquired Subsidiary’s assets, properties or rights that arose in connection with any failure (or alleged failure) to pay any Tax.

(vi)     No Acquired Subsidiary has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Acquired Subsidiary.

(vii)    No pending or, to the knowledge of an Acquired Subsidiary, threatened audit, Proceeding, examination or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Returns of an Acquired Subsidiary.

(viii)   The Acquired Subsidiaries are each registered for value added tax purposes and have complied in all material respects with the provisions of the Value Added Tax Act 1994 (or similar legislation), as applicable.

(b)        The representations and warranties set forth in this Section 3.13 (i) are the sole representations and warranties with respect to Taxes made by Seller and the Acquired Subsidiaries under this Agreement and (ii) to the extent related to the Seller and the Business, are solely applicable to the extent the Purchased Assets could remain encumbered with Tax Liens (other than Permitted Liens) and the Purchaser could become liable for Taxes, in each case after the Closing and as a result of breaches of such representations and warranties.

Section 3.14  Insurance. Set forth in Schedule 3.14 is a list and description of each insurance policy that covers a Selling Company or the Business (including self-insurance) (the “Insurance Policies”). Such policies are in full force and effect, all premiums thereon have been paid, and the Parent and the Selling Companies are otherwise in compliance in all material respects with the terms and provisions of such policies. Neither the Parent nor any Selling Company has received any notice of cancellation or non-renewal of any such policy or arrangement, and, to the knowledge of the Seller, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 3.15  Intellectual Property.

(a)        The Selling Companies own, or have the right to use, all Owned Intellectual Property and Licensed Intellectual Property necessary for the conduct of the Business as currently conducted. No written claim has been asserted or is pending by any Person challenging the ownership, validity or enforceability of any Owned Intellectual Property, nor, to the knowledge of the Seller, does any valid basis exist for any such claim or a claim challenging the ownership, validity or enforceability of any Licensed Intellectual Property. The operation of the Business in any material respect as currently conducted does not infringe or misappropriate the intellectual property or proprietary rights of any Person. The Selling Companies have taken reasonable steps to maintain and protect as confidential and proprietary their respective trade secrets and other non-public proprietary information.

(b)        Schedule 3.15(b) identifies (i) each patent or registration within the Owned Intellectual Property which has been issued to the Selling Companies, (ii) each pending patent application or application for registration within the Owned Intellectual Property which any Selling Company has made, (iii) each material item of unregistered Marks owned by any of the Selling Companies and (iv) each license or other agreement which any Selling Company has granted to any third party with respect to any of the Owned Intellectual Property, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements. Schedule 3.15(b) also identifies each Mark owned or licensed by any of the Selling Companies in the conduct of the Business. Except as set forth on Schedule 3.15(b), with respect to each item of Owned Intellectual Property required to be identified in Schedule 3.15(b): (i) the Selling Companies possess all right, title and interest in and to the item, free and clear of any Liens or licenses (other than Permitted Liens, rights, interests and licenses granted under confidentiality agreements, material transfer agreements, evaluation agreements implied licenses, end user license agreements and agreements under which the Selling Companies obtain right, title and interest in and to the underlying Owned Intellectual Property), (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of the Seller, threatened which challenges the ownership, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Selling Companies do not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c)         Schedule 3.15(c) identifies each item of Licensed Intellectual Property that any third party owns and that the Selling Companies use pursuant to a license, sublicense or agreement, other than items of Licensed Intellectual Property subject to confidentiality agreements, material transfer agreements, evaluation agreements, non-exclusive licenses that are generally available to the public or implied licenses. Except as set forth on Schedule 3.15(c), with respect to each item of Licensed Intellectual Property required to be identified in Schedule 3.15(c): (i) to the knowledge of the Seller, each license, sublicense or other agreement covering the item is enforceable and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, (ii) neither any Selling Company nor, to the knowledge of the Seller, any other party to a license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither any Selling Company nor, to the knowledge of the Seller, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the knowledge of the Seller, the underlying item of Licensed Intellectual Property is not subject to any outstanding Order, (v) to the knowledge of the Seller, no Proceeding is pending or threatened which challenges the legality, validity, enforceability or use of the underlying item of Licensed Intellectual Property and (vi) no Selling Company has granted any sublicense or similar right with respect to any license, sublicense or other agreement, other than confidentiality agreements, material transfer agreements, evaluation agreements, implied licenses and end user license agreements.

Section 3.16  Compliance with Laws.   Each Selling Company has materially complied with, and each Selling Company and the Purchased Assets are currently in material compliance with, all applicable Laws, Orders and Permits. No Selling Company has received any written notice to the effect that, or otherwise been advised that, it or any of its assets or properties are not in material compliance with any applicable Law, Order or Permit and, to the knowledge of the Seller, there are no presently existing facts, circumstances or events relating to the Business which, with notice or lapse of time, would result in material violations of any applicable Law, Order or Permit.

Section 3.17  Accounts Receivable; Accounts Payable.

(a)         Schedule 3.17(a) sets forth (i) all billed Accounts Receivable as of May 21, 2012 and (ii) all unbilled Accounts Receivable as of the Balance Sheet Date. All of the billed Accounts Receivable reflected on the Balance Sheet (net of allowances for doubtful accounts as reflected thereon) arose from bona fide transactions and represent valid obligations of the obligor thereto, and to the knowledge of the Seller, none of such Accounts Receivable is, or at the Closing Date will be, subject to any counterclaim or set-off. No agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than trade discounts provided in the Ordinary Course of Business.

(b)          Schedule 3.17(b) sets forth (i) all Accounts Payable as of May 21, 2012 and (ii) all Accrued Liabilities as of the Balance Sheet Date. The Accounts Payable and Accrued Liabilities reflected on the Balance Sheet have arisen in bona fide transactions in the Ordinary Course of Business. None of the Accounts Payable or Accrued Liabilities reflected on the Balance Sheet represents amounts alleged to be owed by a Selling Company, which such Selling Company has disputed or refused to pay.

Section 3.18   Inventory.  Schedule 3.18(a) sets forth all Inventory of the Selling Companies as of the Balance Sheet Date. Except as set forth in Schedule 3.18(b), (i) the Inventory is in the physical possession of the Selling Companies and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than a Permitted Lien) or is held on consignment from others. Except as reserved in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by the Selling Companies in the Ordinary Course of Business.

Section 3.19   Personnel.

(a)          Schedule 3.19(a) identifies (i) for each current U.S. Business Employee of the Seller, his or her (A) name, (B) position or job title, (C) date of initial employment, (D) accrued vacation days as of March 31, 2012, (E) base compensation and bonus compensation earned in the year ended December 31, 2011, and (F) current base compensation, and (ii) the birth dates of all current U.S. Business Employees, not identified by name.

(b)          With respect to the U.S. Business Employees, (i) the Seller is not a party to any labor union agreement, collective bargaining agreement or other agreement with any labor union or other labor organization, (ii) the Seller is not currently engaged in any unfair labor practice under applicable Law and there is no unfair labor practice charge against the Seller pending or, to the knowledge of the Seller, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of the Seller, threatened against the Seller and no material grievance currently being asserted, (iv) the Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement, (v) there is no organizational campaign being conducted or, to the knowledge of the Seller, contemplated and there is no pending or, to the knowledge of Seller, threatened petition before any Governmental or Regulatory Authority or other dispute as to the representation of any employees of the Seller, and (vi) to the knowledge of the Seller, there are no known Proceedings against the Seller for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law, except for such Proceedings that would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          The Seller has classified each individual who currently performs services for or on behalf of the Seller with respect to the Business as a contractor or employee in accordance with all applicable Laws.

Section 3.20  Employee Benefit Plans.

(a)         The Seller does not sponsor any Employee Benefit Plans. Schedule 3.20 sets forth (i) a list of all Employee Benefit Plans sponsored by the Parent and (ii) a list of all other material compensatory agreements or arrangements (other than (A) offer letters for employees hired and based in the U.S. that provide for at-will employment and can be terminated without material cost or liability to the Seller and (B) offer letters or employment agreements for employees hired and based in locations outside of the U.S. that can be terminated without material cost or liability to the Seller) entered into or made by the Seller with or for the benefit of, or relating to, any current or former U.S. Business Employee, or non-entity independent contractor of, or non-entity consultant to, the Seller whose employment or service relationship with the Seller solely relates to the Business, and with respect to which the Seller has or may have any direct or indirect liability (the “Employment Agreements” and together with the Employee Benefit Plans, the “Seller Employee Plans”).

(b)         The Seller has provided the Purchaser true and complete copies or summaries of each material Seller Employee Plan, together with all amendments thereto.

(c)         All Seller Employee Plans have been administered in material accordance with their terms and are in compliance in all material respects with Law.

(d)         There are no pending or, to the knowledge of the Seller, threatened claims, Proceedings (other than routine claims for benefits), relating to any of the Seller Employee Plans, or the assets of any trust for any Employee Benefit Plan, that would reasonably be expected to result in material liability to the Seller.

(e)         Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Seller, nothing has occurred since the date of the determination or opinion letter that would adversely affect the qualification or tax exempt status of such Employee Benefit Plan and its related trust.

(f)         The Seller does not contribute, nor within the six-year period ending on the date hereof has it contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)         No Seller Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former U.S. Business Employees, or any non-entity independent contractor of, or non-entity consultant to, the Seller whose employment or service relationship with the Seller solely relates to the Business, for periods extending beyond their term of employment or termination of service and with respect to which the Seller has or may have any direct or indirect liability, other than group health plan continuation coverage mandated by Law.

Section 3.21  UK and Eire Labor Matters and Employee Benefit Plans.

(a)         Schedule 3.21(a) lists (i) all UK and Eire Employees for each of the Acquired Subsidiaries, together with their respective job titles, starting employment dates and current salaries and (ii) all incentive, share option, share incentive, profit sharing, bonus schemes or other incentive or benefit schemes available to UK and Eire Employees and UK and Eire Directors of the Acquired Subsidiaries (the “UK and Eire Benefit Plans”), together with the documents relating to each scheme. To the knowledge of Seller, all contracts of service or for services with the UK and Eire Employees and UK and Eire Directors can be terminated in accordance with their terms on one (1) year’s notice or less without giving rise to any claim for damages or compensation (other than any which may be claimed by statute). To the knowledge of Seller, no assurances or undertakings (whether legally binding or not) have been given to any UK and Eire Employee or UK and Eire Director as to the continuation, introduction, increase or improvement of any of his or her terms and conditions of employment or his or her remuneration or benefits. To the knowledge of Seller, except as disclosed on Schedule 3.21(a), the Acquired Subsidiaries have no obligation to make any payment on the redundancy of any of the UK and Eire Employees or UK and Eire Directors which is in excess of the statutory redundancy payment to which he or she would otherwise be entitled. The Acquired Subsidiaries do not recognize a trade union nor do they have any works or supervisory council or other body representing its employees, and they have not received any application for recognition of a trade union or valid request for information and consultation procedures pursuant to the Information and Consultation of Employee Regulations 2004.

(b)         Save for the pension schemes, details of which are contained in Schedule 3.21(b), there is not now any agreement or arrangement (whether or not legally enforceable) for the payment by the Acquired Subsidiaries of, or payment by the Acquired Subsidiaries for contributions towards, a pension, allowance, lump sum or other similar benefit on retirement, death, or termination of employment of any UK or Eire Employee or UK or Eire Director for the benefit of such director or employee or any of their respective dependents.

(c)         There are no pending or, to the knowledge of the Seller, threatened claims, Proceedings (other than routine claims for benefits), relating to any of the UK and Eire Benefit Plans, or the assets of any trust for any UK and Eire Benefit Plan, that would reasonably be expected to result in material liability to the Seller.

Section 3.22  Environmental Matters.  Except as set forth on Schedule 3.22(a):

(a)         Except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in material liability under Environmental Laws and to the knowledge of the Seller, each of the Selling Companies (i) has transported, stored, used and disposed of any Hazardous Materials in compliance with all Environmental Laws and (ii) has operated and is currently operating the Business with all Permits required under Environmental Law (each an “Environmental Permit”). Schedule 3.22(b) lists each Environmental Permit to which a Selling Company is a party.

(b)         There is no pending or, to the Seller’s knowledge, threatened civil or criminal litigation, written notice of violation, inquiry or information request by any

Governmental or Regulatory Authority, relating to any violation of Environmental Law involving any of the Selling Companies, and, to the knowledge of the Seller, no factual or legal basis for any Environmental Claim to be made against any Selling Company. The Seller has not received any written notice of any investigation, Proceeding or Order concerning any Environmental Condition or Environmental Claim.

(c)          Except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in the Seller incurring material liability under Environmental Laws, to the Seller’s knowledge, (i) there have been no Releases of any Hazardous Materials into the Environment by the Selling Companies and (ii) with respect to any Releases of Hazardous Materials, the Selling Companies have given all required notices to Governmental or Regulatory Authorities (copies of which have been made available to the Purchaser).

(d)          The Seller has made available to the Purchaser, prior to the execution of this Agreement, true, correct and complete copies of all material environmental reports, studies, investigations and audits in the Seller’s possession that were conducted within the past three (3) years and that pertain to the Leased Real Property, other than any such report, study, investigation or audit commissioned by the Purchaser.

Section 3.23   Permits.  Except as set forth on Schedule 3.23, the Selling Companies have obtained and possess all Business Permits and have made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of the Business as presently conducted, or necessary for the lawful ownership and operation of the Purchased Assets and the operation of the Business as presently conducted, except as would not individually or in the aggregate, have a Material Adverse Effect. All such Business Permits are in full force and effect. Each Selling Company is in material compliance with all of its Business Permits, except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Business Permit is pending or, to the knowledge of the Seller, threatened.

Section 3.24   Absence of Changes.  Except as set forth in Schedule 3.24, since the Balance Sheet Date there has not been a Material Adverse Change with respect to any Selling Company or the Business, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to any Selling Company or the Business and, in connection with the operation of the Business, the Selling Companies have not, except in the Ordinary Course of Business:

(a)          sold, transferred, leased, licensed or otherwise disposed of any assets or properties, other than the sale of Inventory;

(b)          acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(c)      made any capital expenditure or commitment therefor in excess of $50,000 individually or $200,000 in the aggregate or otherwise acquired any assets or properties or entered into any contract, agreement, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(d)      entered into, materially amended or become subject to any joint venture, partnership or similar arrangement;

(e)      written-off as uncollectible any notes or Accounts Receivable, except write-offs consistent with past practice charged to applicable reserves;

(f)      made any change in any method of accounting or auditing practice;

(g)      paid, discharged, settled or satisfied any material claims or Liabilities, other than payments, discharges or satisfactions reserved against in the Financial Statements;

(h)      changed its cash management customs and practices (including the collection of receivables and payment of payables); or

(i)      entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Section 3.25   Suppliers and Customers.  Schedule 3.25 sets forth a list of the top ten (10) suppliers and customers of the Business, based on sales volume, for the period beginning on January 1, 2011 and ending on the Balance Sheet Date. The relationships of the Business with its suppliers and customers are good commercial working relationships, and except as set forth in Schedule 3.25, to the knowledge of the Seller, no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any Selling Company other than in the Ordinary Course of Business. No Selling Company has received any notice, and has no reason to believe, that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with such Selling Company or limit its services, supplies or materials to such Selling Company other than in the Ordinary Course of Business. Except as set forth in Schedule 3.25, no customer of any Selling Company has any re-stocking rights or similar right to return any non-defective products to such Selling Company for reimbursement or credit.

Section 3.26   Brokers’ or Finders’ Fees.  Other than JCP Securities, Inc., no agent, broker, Person or firm acting on behalf of the Parent or any of the Selling Companies is, or will be, entitled to any commission or brokers’ or finders’ fees from the Purchaser or from any of its Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 3.27   Product Warranties.  No material written claims, or claims threatened in writing, exist against the Selling Companies with respect to express warranties and guarantees contained in any Aggregate Material Contract or Government Contract on products or services provided by the Selling Companies; and no such claims have been made against the Selling Companies at any time in the past five (5) years.

Section 3.28   Export Controls Regulations.

(a)          Schedule 3.28(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Seller related to the Business and for the procurement by the Seller of materials related to the manufacture of the products of the Business; (ii) a complete and current accounting of licensing exemptions used by the Seller for products of the Business being imported or exported; and (iii) all export related agreements required for the export of any items subject to the licensing and jurisdiction of the U.S. Directorate of Defense Trade Controls, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between the Seller and a non-U.S. Person related to the Business.

(b)          Schedule 3.28(b) contains a true and complete list of all voluntary disclosures made to the U.S. Government by the Seller with respect to potential violations of import and export matters related to the Business within the last five (5) years.

(c)          To the knowledge of the Seller, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Business has occurred during the last five (5) years.

(d)          The Seller has an export compliance program that has been administered in such a manner as to cause the Business to be in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

Section 3.29   Improper Payments.  Neither the Parent, the Selling Companies nor, to the knowledge of the Seller, any of the their respective directors, officers, agents or employees have (i) used any funds of the Seller for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, The U.K. Bribery Act or any other applicable foreign, federal or state law or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts in violation of applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Seller and the Parent as follows:

Section 4.1     Existence and Good Standing.  The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

Section 4.2     Authority and Enforceability.  The Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. No other action on the part of the Purchaser is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, will have been duly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.3     Consents and Approvals; No Violations.  The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser, or by which any of its properties or assets may be bound or (iii) any contract to which the Purchaser is a party, or by which any of its properties or assets is bound.

(a)          No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser or by which the Purchaser or any of its assets or properties may be bound, for the execution and delivery of this Agreement and the Transaction Documents by the Purchaser or the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than compliance with any applicable notification requirements of the Federal Republic of Germany.

Section 4.4     Brokers’ or Finders’ Fees.  No agent, broker, Person or firm acting on behalf of the Purchaser or any of its Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Parent, the Seller or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

Section 4.5     Proceedings.  The Purchaser is not a party to any pending Proceeding that would prohibit or materially impair its ability to perform its obligations under this Agreement or to consummate any of the transactions contemplated hereunder.

Section 4.6     Availability of Funds.  The Purchaser has available, and on the Closing Date shall have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable the Purchaser to pay the Purchase Price and all of its fees and expenses payable by the Purchaser pursuant hereto (including the Purchaser’s transaction expenses).

Section 4.7     Foreign Ownership and Control.  Purchaser is not a foreign person as defined by 31 C.F.R.§800.216 or 22 C.F.R.§120.16 and no foreign person as so defined has control, as defined by 31 C.F.R.§800.204, over Purchaser or has authority or ability to establish or direct the general policies or day-to-day operations of Purchaser.

Section 4.8     Value of Assets.  Purchaser has determined, in accordance with 16 C.F.R. 801.10(b), that the fair market value of the Business to be acquired pursuant to the Transaction Documents that are not exempt under the regulations of the Hart Scott Rodino Act of 1974, as amended, is not greater than $68 million.

ARTICLE V

COVENANTS

Section 5.1     Public Announcements.  No Party will, nor will any of their respective Affiliates, without the prior approval of the other Parties, issue any press releases or otherwise make any public filings or public statements with respect to the transactions contemplated by this Agreement, except as may be required by or advisable under applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange. Each Party will provide to the other parties for review at least one (1) Business Day prior to issuance, a copy of each press release, public filing or public statement.

Section 5.2     Conduct of Business.  Except for the consummation of the transactions contemplated hereunder, as set forth on Schedule 5.2, or to the extent consented to by the Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Seller will, and the Seller will cause the other Selling Companies to, (i) conduct the Business in the Ordinary Course of Business, (ii) pay or perform their respective obligations in the Ordinary Course of Business, subject to good faith disputes over whether payment or performance is owing and (iii) use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of the employees of the Selling Companies, and preserve the relationships of the Selling Companies with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. The Seller shall promptly notify the Purchaser of any event or occurrence of which the Seller receives knowledge, and that the Seller reasonably believes would have a Material Adverse Effect on the Selling Companies.

Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, the Seller will not, and the Seller will not cause the Selling Companies to, do any of the following without the prior written consent of the Purchaser:

(a)          merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(b)          sell, lease, license or otherwise dispose of any material amount of assets, securities or other property except (i) pursuant to existing contracts or commitments or (ii) in the Ordinary Course of Business;

(c)          create or incur any Lien on any of the material assets of the Company other than (A) in the Ordinary Course of Business or (B) Permitted Liens;

(d)          make any material loan, advance or capital contribution to or investment in any Person other than trade credit in the Ordinary Course of Business and other than travel advances to employees in the Ordinary Course of Business;

(e)          grant to any employee any material increase in compensation or benefits, except in the Ordinary Course of Business or as may be required under existing agreements;

(f)          enter into or establish any Employee Benefit Plan;

(g)          enter into any new employment agreement or collective bargaining agreement or commitment to or with any Business Employee;

(h)          terminate or amend any Aggregate Material Contract outside of the Ordinary Course of Business;

(i)           enter into any settlement with respect to any Proceeding;

(j)          change any method of accounting or accounting principles or practice or cash management practices, except for any such change required by reason of a concurrent change in GAAP; or

(k)          agree or commit to do any of the foregoing.

Section 5.3     Reasonable Commercial Efforts.

(a)          From and after the date hereof, each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to satisfy the conditions to the Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the filing of any required antitrust notification to be made within five (5) Business Days following the date of this Agreement, (ii) obtain from any Governmental and Regulatory Authorities or third parties any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required submissions required under any applicable Law; provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and their respective advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

(b)          Without limiting Section 5.3(a), each Party shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing of the transactions contemplated hereby, including defending through litigation or arbitration on the merits any claim asserted in any court by any Person.

(c)          Each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Agreement and work cooperatively in connection with obtaining all required approvals or consents of any Governmental and Regulatory Authority (whether domestic, foreign or supranational). In that regard, each Party shall without limitation: (i) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental and Regulatory Authority with respect to the transactions contemplated by the Transaction Documents, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental and Regulatory Authority with respect to the transactions contemplated by the Transaction Documents, (iii) not participate in any meeting with any such Governmental and Regulatory Authority regarding the transactions contemplated by the Transaction Documents unless it consults with the other Party in advance and, to the extent permitted by such Governmental and Regulatory Authority, gives the other the opportunity to attend and participate thereat (provided, however, that each Party may engage in ordinary course communications with any Governmental and Regulatory Authority regarding routine inquiries and the novation of the Government Contracts without such advance consultation), (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental and Regulatory Authority with respect to this Agreement, the Transaction Documents and the transactions contemplated thereby, and (v) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental and Regulatory Authority.

Section 5.4     Access.  Subject to any and all applicable contractual and security requirements of any applicable Governmental and Regulatory Authority, during the period beginning on the date of this Agreement and ending on the Closing Date, the Seller shall permit Representatives of the Purchaser (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Selling Companies, to the premises, personnel, books, records, Aggregate Material Contracts, and documents of or pertaining to the Seller, to the extent reasonably necessary in connection with the transactions contemplated by the Agreement; provided, however, that the Seller shall not be required to violate any obligation of confidentiality to which the Seller or its Affiliates are subject. Neither the Purchaser nor any of its respective Representatives shall contact any employee, customer, supplier or landlord of the Selling Companies or the Parent in connection with matters related to the Business and the transactions contemplated by the Transaction Documents without the prior written consent of the Seller. The Purchaser shall comply with, and shall cause its Representatives to comply with, all of its obligations under the confidentiality agreement, dated as of August 19, 2011 (the “Confidentiality Agreement”), between the Seller and the Purchaser with respect to the terms and conditions of this Agreement and the transactions and the information disclosed pursuant to this Section 5.4, which agreement shall remain in full force and effect until the Closing Date and shall survive any termination of this Agreement.

Section 5.5     Notification of Certain Matters.  Except as prohibited by Law, each Party shall give prompt notice to the other Parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing such that the conditions set forth in Section 6.1 or Section 7.1 would not be satisfied, and (ii) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder such that the conditions set forth in Section 6.2 or Section 7.2 would not be satisfied. Notwithstanding the foregoing, the failure to deliver prompt notice of the occurrences, non-occurrences or failures specified in clauses (i) and (ii) herein will not limit or adversely affect in any way the rights of the Parties to terminate this Agreement under Section 8.1.

Section 5.6     No Solicitation.  Until such time as this Agreement may be terminated pursuant to Section 8.1, the Parent will not, and will cause each of the Selling Companies not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, or discuss or negotiate with any Person other than the Purchaser or its Representatives relating to an acquisition or other disposition of the capital stock or the assets, properties and rights of any Selling Company (other than the sale of products in the Ordinary Course of Business).

Section 5.7     Intercompany Accounts.  At the Closing, all intercompany loans, and the obligations relating thereto (other than such as are Assumed Liabilities), between the Parent, on the one hand, and any of the Selling Companies, on the other hand, shall be eliminated.

Section 5.8     Further Assurances.  At any time and from time to time at or after the Closing, each of the Parent, the Seller and the Purchaser will, at the reasonable request of the Purchaser or the Parent and at the Purchaser’s expense but without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as such Party may reasonably request in order (i) to more effectively (A) transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in such entities all right, title and interest in, to and under the Purchased Assets and (B) assume the Assumed Liabilities, (ii) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable the Purchaser to exercise and enjoy all rights and benefits with respect thereto or (iii) to otherwise carry out the intents and purposes of this Agreement.

Section 5.9     Warranty Obligations.  Following the Closing Date, the Purchaser will perform in a cost-effective manner all warranty obligations of the Selling Companies with respect to products manufactured and sold by the Selling Companies prior to the Closing Date pursuant to the terms of the warranties issued by the Selling Companies (the “Seller Warranty Obligations”). The Seller Warranty Obligations to be paid, performed, and discharged by the Purchaser will be limited to the obligations stated under the applicable warranties of the Selling Companies. Products will be deemed to be “manufactured and sold” prior to the Closing Date if such products were completed, sold, shipped and accepted by the customer, and, if required under the terms of the applicable contract, the customer had completed acceptance testing of such products, prior to the Closing Date; products that were not so completed, sold, shipped and accepted prior to the Closing Date or were in raw materials or work in process Inventory will not be deemed to have been manufactured and sold prior to the Closing Date and any warranty obligations with respect to such products will be the sole responsibility of the Purchaser. As consideration for the Purchaser’s performance of the Seller Warranty Obligations, the Seller will pay to the Purchaser the reasonable direct cost (material, labor and overhead) incurred by the Purchaser or its Affiliates in performing such Seller Warranty Obligations to the extent that such warranty claims are for an amount in excess of the Seller’s reserve for warranty claims set forth on the Closing Date Statements, payable within fifteen (15) Business Days of Seller’s receipt of an invoice therefor.

Section 5.10   U.S. Employee Matters.

(a)          No less than 30 days after the date of this Agreement, and except with respect to those U.S. Business Employee set forth in Schedule 5.10(a), Purchaser will provide each U.S. Business Employee with a written offer of employment with the Purchaser, such employment to be effective immediately as of the Closing, and Seller shall terminate the employment of each such U.S. Business Employee, such termination to be effective immediately as of the Closing (each such U.S. Business Employee, upon accepting an offer of employment from the Purchaser, a “Transferred Employee”); provided that any offer to a U.S. Business Employee who is on a leave of absence (including disability leave) on the Closing Date shall be effective on the later of the Closing Date or the date such Employee is released to return to active employment. The Closing Date and any such later date upon which a U.S. Business Employee accepts employment with the Purchaser shall be referred to herein as a “Purchaser Employment Date.” Each offer will comply with all applicable Laws and will provide (i) employment at a location that is within a reasonable commuting distance, and in any event less than fifty (50) miles from the U.S. Business Employee’s primary work location as of the Closing Date, (ii) the same or a comparable job responsibilities as held by the U.S. Business Employee immediately prior to the Closing Date, (iii) a salary or other base compensation rate not less than the salary or base compensation rate in effect for such U.S. Business Employee immediately prior to the Closing Date, (iv) benefits that are no less favorable in the aggregate to those benefits provided to such U.S. Business Employee immediately prior to the Closing Date (other than with respect to any benefits under equity incentive plans) and (v) participation in the Purchaser’s bonus or profit sharing plans comparable to that provided to employees of the Purchaser having substantially equivalent job responsibilities. Without limiting the foregoing, the Purchaser will offer to each U.S. Business Employee, and provide to each Transferred Employee, terms and conditions of employment, including work location, compensation and employee benefits, sufficient to avoid the Seller incurring any obligations or liability under the federal Worker Adjustment and Retraining Notification Act, the New York State Worker Adjustment and Retraining Notification Act, or any comparable Law.

(b)        Nothing in this Agreement shall limit the right of the Purchaser to terminate the employment of any Transferred Employee following the Closing Date; provided that Purchaser shall not take any action on or after the Closing Date that would require notice or give rise to any liability to any of the Selling Companies under the federal Worker Adjustment and Retraining Notification Act, the New York State Worker Adjustment and Retraining Notification Act, or other comparable Law.

(c)        As of the first day following the applicable Purchaser Employment Date, each Transferred Employee shall be permitted to participate in plans, programs and arrangements of the Purchaser and its Affiliates relating to compensation and employee benefits as set forth on Schedule 5.10(c) (each, a “Purchaser Benefit Plan”).

(d)        With respect to the following Purchaser Benefit Plans, each Transferred Employee shall be credited with all years of service to which such Transferred Employee is entitled as of the Closing Date:

(i)        eligibility and vesting under the 401(k) Retirement Savings Plan;

(ii)       future vacation accrual;

(iii)      long term disability;

(iv)      severance plans or guidelines; and

(v)       Family Medical Leave Act eligibility.

Section 5.11  Confidentiality.

(a)        Commencing on the date hereof and continuing for a period of five (5) years thereafter, the Parent and the Seller will not, and will cause each of the other Selling Companies and their other Affiliates not to, (i) divulge, transmit or otherwise disclose (except as legally compelled by Order, and then only to the extent required, after prompt notice to the Purchaser of any such Order), directly or indirectly, any Confidential Information with respect to the Business and (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser.

(b)        It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.11 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.11 will be adjudicated to be invalid or unenforceable, this Section 5.11 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(c)        The parties recognize that the performance of the obligations under this Section 5.11 by the Parent and the Seller is special, unique and extraordinary in character, and that in the event of the breach by the Parent or the Seller of the terms and conditions of this Section 5.11, the Purchaser will be entitled, if it so elects, to enforce the specific performance thereof by the Parent and/or the Seller, and/or their respective Affiliates or to seek an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Parent and the Seller further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.12  Non-Competition and Non-Solicitation.

(a)        In consideration of the purchase of the Purchased Assets by the Purchaser, each of the Parent and the Seller agree that from the date of this Agreement until the fifth anniversary of the Closing Date, it will not:

(i)      within any jurisdiction or marketing area in which the Business is conducted on the date of Closing, directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant or advisor) or participate in the ownership, management, operation or control of, or otherwise serve or advise any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of five percent (5%) or less of any class of securities of a public company will not be considered to be competition with the Business;

(ii)     induce or attempt to induce any potential customer, supplier, licensee or other business relation of the Business not to transact business with the Purchaser or to transact business with another company in lieu of doing business with the Purchaser; or

(iii)    solicit for itself or any Person (other than the Purchaser) the business of any Person with respect to the products of the Business, in lieu of doing business with the Purchaser, that is or was a customer, supplier, licensee or other business relation of the Business within two (2) years prior to the date of this Agreement, or in any way intentionally interfere with the relationship between the Purchaser and any such Person.

(b)        Each of the Parent and the Seller agree that for a period of two (2) years from and after the Closing Date it will not knowingly induce, attempt to induce, or in any way knowingly interfere with the relationship between the Purchaser and any Transferred Employee; or solicit, employ or otherwise contract for the services of any Transferred Employee.

(c)        It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.12 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.12 will be adjudicated to be invalid or unenforceable, this Section will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(d)        The parties recognize that the performance of the obligations under this Section 5.12 by the Parent and the Seller is special, unique and extraordinary in character, and that in the event of the breach by the Parent or the Seller of the terms and conditions of this Section 5.12, the Purchaser will be entitled, if it so elects, to enforce the specific performance thereof by the Parent and/or the Seller, and/or their respective Affiliates, as the case may be, or to enjoin the Parent and/or the Seller or their respective Affiliates from performing services for any Person.

(e)        The Parties acknowledge and agree that damages in the event of a breach of any of the provisions of Section 5.12 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Parent and the Seller further agree that the Purchaser will not be required to post a bond or other security in connection with the issuance of any such injunction.

Section 5.13  Use of Name for Transition Period.

(a)        Following the Closing, except as otherwise provided herein, the Purchaser will not have any right to use any trademarks, trade names, logos, or any contraction, abbreviation or simulation of the Parent or the Seller or any mark, name, word, title, expression, trademark, design or marking confusingly similar thereto or incorporating any of the foregoing, and the Purchaser shall not hold itself out as having any affiliation with the Parent or the Seller. Without limiting the generality of the foregoing, the Purchaser expressly agrees that it is not acquiring any rights, title or interest in the name or mark “AMPAC”, “ampac”, “APFC”, “apfc” or “American Pacific Corporation”, or any mark, name, word, title, expression, trademark, design or marking confusingly similar thereto, any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates “AMPAC”, “ampac”, “APFC”, “apfc” or “American Pacific Corporation” or any variation thereof, or any translations, adaptations, derivations and combinations of any of the foregoing (collectively, the “AMPAC Marks”), or any goodwill or any other rights associated with any of the AMPAC Marks. The Parent, the Seller and their Affiliates are and shall remain the sole and exclusive owners or licensees of the AMPAC Marks and any goodwill and other rights associated therewith.

(b)        Notwithstanding anything in this Section 5.13 which may be construed to the contrary, the Purchaser will be entitled to use the name “AMPAC – ISP” until the later of (i) six (6) months after the Closing Date and (ii) for as long as reasonably necessary until the Government Contracts have been novated to the Purchaser.

(c)        Within six (6) months after the Closing Date, the Purchaser shall take all necessary actions to cause the corporate names of the Selling Companies to be changed so that each does not contain any of the AMPAC Marks and is not in any way similar to the AMPAC Marks.

Section 5.14  Compliance with Aerojet Indemnity and Environmental Deed.  The Parties acknowledge that the Aerojet Indemnity and the Environmental Deed are subject to certain limitations, conditions and qualifications. The Purchaser agrees to use all good faith efforts to comply with all of such limitations, conditions and qualifications.

Section 5.15  Notices and Consents.

(a)        Prior to the Closing, the Seller and the Purchaser will use commercially reasonable efforts to give all notices required to be given and to obtain all material consents, approvals or authorizations of any third parties (including any Governmental and Regulatory Authority) that are required in connection with the transactions contemplated by this Agreement; provided, however, that this Section 5.15 shall not be deemed to apply with respect to those consents, approvals and authorizations contemplated by Section 5.16.

(b)        The Purchaser agrees that the Seller will not have any Liability whatsoever to the Purchaser to the extent arising out of the failure of the Seller to obtain any consents with respect to any Assumed Contract that were required in connection with the Agreement or because of the default, acceleration or termination of such Assumed Contract as a result of the failure to obtain any such consent, so long as (i) the Seller did not breach a representation or warranty elsewhere in this Agreement as to whether such consent was required in connection with the Agreement or whether such default, acceleration or termination would arise as a result of the failure to obtain any such consent and (ii) the Seller complied with its covenants or agreements elsewhere in this Agreement regarding the use of its commercially reasonable efforts to obtain such consents (subject to such limitations or exceptions as may be set forth in such covenants or agreements).

Section 5.16  Novation of Government Contracts

(a)        Following the Closing, the Seller will, in consultation with the Purchaser, and in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable Law, promptly submit in writing to each of the Seller’s responsible contracting officer(s) a request of the U.S. Government or a Governmental or Regulatory Authority, as the case may be, to (i) recognize the Purchaser as the successor in interest to all of the Government Contracts and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations. The Purchaser and the Seller will each use commercially reasonable efforts (i) to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to such Government Contracts, including responding to requests for information by the U.S. Government or the applicable Governmental or Regulatory Authority with regard to such Novation Agreement, and (ii) to provide all reasonable information and take all other actions reasonably necessary to obtain, execute and consummate such Novation Agreement (subject to confidential treatment with respect to any information provided to the extent reasonably requested by the party providing such information).

(b)        In the event that the U.S. Government or the applicable Governmental or Regulatory Authority declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation, Part 42, Subpart 42.12 or applicable Law recognizing the transfer of applicable Government Contracts to the Purchaser, or until such time as the U.S. Government or the applicable Governmental or Regulatory Authority recognizes such transfer by entering into a Novation Agreement with respect thereto, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment of such Government Contract(s).

(c)        From the Closing Date until such time as the U.S. Government or the applicable Governmental or Regulatory Authority recognizes the transfer of the rights and obligations under the applicable Government Contracts to the Purchaser, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable Law, or the Government Contracts expire by their own terms, the Seller and the Purchaser shall enter into and operate under a Subcontract Pending Novation in substantially the form attached hereto as Exhibit C.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of the Purchaser to purchase the Purchased Assets and consummate the other transactions contemplated hereunder is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Purchaser:

Section 6.1    Representations and Warranties.  Each of the representations and warranties of the Parent and the Seller contained in this Agreement will be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which will be true and correct in all material respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Purchaser.

Section 6.2    Agreements and Covenants.  The Parent and the Seller will have performed or complied with, and will have caused each of the other Selling Companies to have performed or complied with, all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 6.3    Proceedings; Statutes; Orders.  No Proceedings will have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated by this Agreement, and no Law or Order of any kind will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 6.4    No Material Adverse Change.  Since the date of this Agreement, there will have been no Material Adverse Change with respect to the Selling Companies or the Business, and no events, facts or circumstances will have occurred which would reasonably be expected to result, individually or in the aggregate, in such a Material Adverse Change.

Section 6.5    Consents and Approvals.  All governmental and third-party consents, waivers and approvals, if any, disclosed in Schedule 3.3(b) or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement will have been received. Any required waiting period (and any extension thereof) with respect to any required antitrust notifications made in connection with the transactions contemplated by this Agreement have expired or shall have been terminated.

Section 6.6    Documents.  The Transaction Documents will have been duly executed by the Parent and the Seller and delivered to the Purchaser.

Section 6.7    Release of Liens.  All Liens (other than Permitted Liens) on the Purchased Assets will have been released.

Section 6.8    Niagara Facility Maintenance.  The Parent and/or the Seller will have completed the facility maintenance items set forth in Schedule 6.8 related to the Leased Real Property leased pursuant to the Niagara Lease in a manner satisfactory to the Purchaser.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE SELLER

The obligations of the Parent and the Seller to sell the Purchased Assets and consummate the other transactions contemplated hereunder is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Purchaser:

Section 7.1    Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in this Agreement will be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which will be true and correct in all material respects as of that date), except where the failure of such representation and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Seller.

Section 7.2    Agreements and Covenants.  The Purchaser will have performed or complied with, and will have caused each of the Purchaser to have performed or complied with, all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 7.3    Proceedings; Statutes; Orders.  No Proceedings will have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated by this Agreement and no Law or Order of any kind will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 7.4    Seller Credit Facility.  The Seller will have obtained any required consents of its lender pursuant to the Credit Facility and all liens on the Purchased Assets pursuant to the Credit Facility will have been released by the lender.

Section 7.5    Documents.  The Transaction Documents will have been duly executed by the Purchaser and delivered to the Seller.

Section 7.6    Payments.  The Purchaser will have delivered the Closing Payment to the Seller and the Escrow Amount to the Escrow Agent.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.  This Agreement may be terminated and the purchase and sale of the Purchased Assets may be abandoned at any time prior to the Closing:

(a)         By mutual written consent of the Purchaser, the Parent and the Seller;

(b)         By either the Purchaser, on the one hand, or the Parent and the Seller, on the other hand, if:

    (i)      the Closing shall not have occurred on or before October 4, 2012 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

    (ii)      a Governmental or Regulatory Authority will have issued an Order or taken any other action, in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the purchase and sale of the Purchased Assets hereunder.

(c)         By the Purchaser if the Purchaser is not in material breach of its obligations under this Agreement, and if the Parent or the Seller (i) shall have breached any representations and warranties of the Parent and the Seller contained in this Agreement or (ii) failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement, in each case such that (x) such breach or failure to perform shall not have been cured (or cannot be cured) by the earlier of (A) thirty (30) days following such breach or failure or (B) the Outside Date and (y) such breach or failure would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2.

(d)         By the Parent and the Seller if neither the Parent nor the Seller is in material breach of its obligations under this Agreement, and if the Purchaser (i) shall have breached any representations and warranties of the Parent and the Seller contained in this Agreement or (ii) failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement, in each case such that (x) such breach or failure to perform shall not have been cured (or cannot be cured) by the earlier of (A) thirty (30) days following such breach or failure or (B) the Outside Date and (y) such breach or failure would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2.

    (e)     The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than subsection (a)) shall give written notice of such termination to the other Party.

Section 8.2    Effect of Termination.  Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2, Section 5.1, the last sentence of Section 5.4 and Sections 11.1, 11.2, 11.4, 11.5 and 11.7, which shall survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein shall relieve any Party from liability for fraud or for any intentional and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained herein.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1    Survival of Representations and Warranties and Covenants.

    (a)     Except as set forth in paragraph (b) below, the representations and warranties of the Parent and the Seller and the Purchaser contained in this Agreement will survive the Closing for a period of fifteen (15) months.

    (i)        The representations and warranties contained in Section 3.2, Section 3.4, Section 3.8, Section 3.13, Section 3.26, Section 4.2 and Section 4.4 will survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

    (ii)      The representations and warranties contained in Section 3.22 and Section 3.23 (with respect to Permits required by Environmental Law) will survive the Closing for a period of ten (10) years.

    (b)     The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing shall not survive the Closing. The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue in full force and effect after the Closing in accordance with their respective terms.

    (c)     Any claim in respect of which payments may be sought under Article IX of this Agreement (each, an “Indemnification Claim”) with respect to the breach of any representation, warranty or covenant set forth in this Agreement is required to be made by an Indemnified Party on or prior to the expiration of the applicable survival period set forth in Section 9.1(a). No Certificate for breach of any such representations, warranties, covenants or agreements of the Parties may be brought by a Party, and no action with respect thereto may be commenced by a Party, following the applicable survival date, and any such claims shall be irrevocably and unconditionally released and waived by such Party and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave a Certificate to the Indemnifying Party with respect to such claim on or before such applicable survival date, in which case the right of the Party providing such Certificate shall not expire until the dispute is resolved under the terms of this Agreement.

Section 9.2    Indemnification.

    (a)     Subject to the limitations set forth in this Article IX, from and after the Closing, the Parent and the Seller, jointly and severally, agree to indemnify, defend and hold the Purchaser and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Purchaser Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any representation or warranty made by the Parent or the Seller in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Parent or the Seller in this Agreement, (iii) any Retained Liabilities and (iv) any Pre-Closing Environmental Liabilities.

    (b)     Notwithstanding anything to the contrary in this Agreement, the obligations of the Parent and the Seller to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 9.2(a) will be subject to the following limitations, in addition to any other limitations provided elsewhere in this Article IX:

    (i)      The obligation of the Parent and the Seller to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 9.2(a)(i) shall be limited to an aggregate amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Indemnification Cap”), except that the Indemnification Cap will not apply to Purchaser Losses (A) which are based on or arise from a breach of representations and warranties contained in Section 3.2, Section 3.4, Section 3.8 and Section 3.26, which Purchaser Losses shall be limited to the amount of the Purchase Price, (B) which are based on or arise from a breach of representations and warranties contained in Section 3.22 and Section 3.23 (with respect to Permits required by Environmental Law), which will be limited to an aggregate amount of Fifteen Million Dollars ($15,000,000) (which amount shall be in addition to any amounts received pursuant to the Aerojet Indemnity or the Environmental Deed to satisfy any Pre-Closing Environmental Liabilities but shall be inclusive of, and not in addition to, any indemnification obligations of the Parent and the Seller pursuant to Section 9.2(a)(iv)), or (C) in the event of a final judicial determination of fraud.

    (ii)      The Parent and the Seller will not be obligated to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 9.2(a)(i) until the aggregate amount of such Purchaser Losses exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Deductible Amount”); provided, that to the extent the amount of such aggregate Purchaser Losses pursuant to Section 9.2(a)(i) exceeds the Deductible Amount, an Indemnified Party will be entitled to recover only the amount of Purchaser Losses in excess of the Deductible Amount; provided, further, that, the Deductible Amount will not apply to Purchaser Losses which arise from a breach of representations and warranties contained in Section 3.2, Section 3.4, Section 3.8, Section 3.13, Section 3.20, Section 3.22, Section 3.23 (with respect to Permits required by Environmental Law) and Section 3.26.

    (iii)      The obligation to indemnify, defend and hold harmless for Purchaser Losses pursuant to Section 9.2(a)(ii) shall be limited to the amount of the Purchase Price.

    (iv)      The obligation to indemnify, defend and hold harmless for Purchaser Losses with respect to Pre-Closing Environmental Liabilities pursuant to Section 9.2(a)(iv) shall be limited to an aggregate amount of Fifteen Million Dollars ($15,000,000) (which amount shall be in addition to any amounts received pursuant to the Aerojet Indemnity or the Environmental Deed to satisfy any Pre-Closing Environmental Liabilities but shall be inclusive of, and not in addition to, any indemnification obligations of the Parent and the Seller for any inaccuracy of any representation or any breach of any representation or warranty pursuant to Section 9.2(a)(i) which are based on or arise out of any Environmental Liability).

    (c)     Subject to the limitations set forth in this Article IX, from and after the Closing, the Purchaser agrees to indemnify, defend and hold the Parent, the Seller, their respective Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any Losses actually incurred (collectively, “Seller Losses”) related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Purchaser in this Agreement and (iii) the Assumed Liabilities.

    (d)     The obligations of the Purchaser to indemnify, defend and hold harmless for Seller Losses pursuant to Section 9.2(c)(i) will be limited to the Indemnification Cap, except that the Indemnification Cap will not apply to Seller Losses (i) which are based upon or arise from a breach of representations and warranties contained in Section 4.2, Section 4.4 or Section 4.7, which Seller Losses shall be limited to the amount of the Purchase Price or (ii) in the event of a final judicial determination of fraud. The Purchaser will not be obligated to indemnify and hold harmless for Seller Losses pursuant to Section 9.2(c)(i) until the aggregate amount of such Seller Losses exceeds the Deductible Amount; provided, that to the extent the amount of such aggregate Seller Losses pursuant to Section 9.2(c)(i) exceeds the Deductible Amount, an Indemnified Party will be entitled to recover only the amount of Seller Losses in excess of the Deductible Amount; provided, further, that, the Deductible Amount will not apply to Seller Losses which arise from a breach of representations and warranties contained in Section 4.2, Section 4.4 and Section 4.7.

    (e)     Notwithstanding anything to the contrary contained herein, there shall be no claims under this Agreement, whether pursuant to Article IX or otherwise, and Section 9.2 shall not apply, to any Purchaser Losses relating to, arising out of or in connection with any inaccuracy of any representation or breach of any warranty made by the Parent or the Seller that was known to exist by the Purchaser prior to the Closing Date.

    (f)     Notwithstanding anything to the contrary contained herein, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) with respect to claims by the Purchaser against the Seller or the Parent (but not claims by third parties), indirect, expectation, incidental or consequential damages, lost profits or revenues, business interruption, special or punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, or (ii) any loss, liability, damage or expense to the extent reflected as a liability on the Financial Statements.

Section 9.3    Indemnification Procedure.

    (a)     Reasonably promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 hereof (an “Indemnified Party”), including any claim by a third party described in Section 9.4, which might give rise to indemnification hereunder, the Indemnified Party will deliver to the party from whom indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate will:

    (i)     state that the Indemnified Party has paid or properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

    (ii)    specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

    (b)     In the event that the Indemnifying Party will object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party will, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party will, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party will have so objected. If the Indemnified Party and the Indemnifying Party will succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party will submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute will be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

    (c)     Claims for Losses specified in any Certificate to which an Indemnifying Party does not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b) are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party will pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than three (3) days prior to such payment. In the event an indemnification payment with respect to an Agreed Claim is to be made by the Seller or the Parent to the Purchaser pursuant to this Article IX, such indemnification payment shall be paid first from the Escrow Account and, to the extent provided by and subject to the limitations contained in this Article IX, thereafter by the Seller or the Parent.

Section 9.4     Third Party Claims.

(a)          If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX (a “Third Party Claim”), such Indemnified Party will promptly notify the Indemnifying Party of such claims in writing; provided, that the failure to so notify will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party will have twenty (20) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, however, that (i) the Indemnifying Party will permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel will be borne by such Indemnified Party and (ii) the Indemnifying Party will not be entitled to assume control of such defense if (A) such Third Party Claim could give rise to Losses which are more than Two Hundred Fifty Thousand Dollars ($250,000) and (B) after giving effect to Losses previously paid by the Indemnified Party under Article IX hereof, plus the amount of all claims for Losses made by the Indemnified Party against the Indemnifying Party for indemnification under this Article IX that are outstanding at the time of such claim, the remaining maximum aggregate obligation of the Indemnifying Party to indemnify the Indemnified Party under the provisions of this Article IX applicable to such Third Party Claim is less than Two Hundred Fifty Thousand Dollars ($250,000).

(b)          The assumption of the defense of any Third Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner restrict or impair the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement was not required. Any Indemnified Party will have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party will have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization will not be unreasonably withheld or delayed, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party will have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party will not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim, provided that in such event it will waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party will have consented to such payment or settlement. If the Indemnifying Party does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned. The Indemnifying Party will not, except with the consent of the Indemnified Party which will not be unreasonably withheld, delayed or conditioned, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article IX and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party will cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

Section 9.5     Exclusive Remedy.  The Parties acknowledge and agree that, other than as otherwise provided in Section 5.11(c) and Section 5.12(e), the remedies set forth in this Article IX shall be the sole and exclusive remedies of the Parties and their Affiliates for any and all Losses or any other Liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns arising out of, resulting from or in connection with this Agreement or otherwise arising out of, resulting from or in connection with the transactions contemplated hereunder and thereunder and each of the Parties hereby waives any other remedy that it, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise with respect hereto. No individual Representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Losses under this Agreement, except as specifically agreed to by said individual Representatives.

Section 9.6    Effect of Insurance, Taxes and Other Recoveries; Mitigation.

(a)         The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by (i) any amounts that are recovered by the Indemnified Party or any of its Affiliates from any Third Party, (ii) any insurance proceeds or other cash receipts or source of reimbursement that are received by the Indemnified Party or any of its Affiliates with respect to such Losses including, without limitation, the indemnifications pursuant to the Aerojet Indemnity and Environmental Deed of Indemnity, dated November 11, 1998, between British Aerospace Public Limited Company and ARC UK Limited (“Environmental Deed”) (each such source described in clause (i) or (ii), a “Collateral Source”) and (iii) an amount of any net Tax benefit, if any, available to the Indemnified Party or its Affiliates attributable to such Losses.

(b)         The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its claim as may be available from any Collateral Source. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters. If any amount to be reduced under this Section 9.6 from any payment required under this Article IX is determined after the date on which the Indemnifying Party is required pursuant to this Article IX to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment. In the event that an Indemnified Party willfully fails to mitigate Losses associated with an indemnifiable claim, the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided had the Indemnified Party not willfully failed to so mitigate.

Section 9.7     Limitations on Indemnification for Environmental Matters

(a)          Notwithstanding anything to the contrary contained herein, in the case of any Environmental Claims for which the Purchaser may have indemnification rights pursuant to either the Environmental Deed or the Aerojet Indemnity, including Environmental Claims and Purchaser Losses arising from Pre-Closing Environmental Liabilities, the Purchaser agrees to allow the Parent and the Seller to conduct and control, through counsel and environmental consultants reasonably acceptable to the Purchaser, and at the expense of the Parent and the Seller, the timely prosecution, negotiation or settlement of any claims to secure indemnification under the Environmental Deed or the Aerojet Indemnity on the Purchaser’s behalf. The Purchaser agrees to provide reasonable assistance in prosecuting such claim, including making its books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters as needed to further the Parent and the Seller’s efforts to secure indemnification granted by the Environmental Deed or the Aerojet Indemnity, at the Purchaser’s expense. Purchaser may seek reimbursement from the Parent and the Seller in accordance with Section 9.3(c) for any Losses arising from Environmental Claims even if the Losses may ultimately be covered by the Environmental Deed or the Aerojet Indemnity.

(b)          Notwithstanding anything to the contrary contained herein, Parent and Seller will not be obligated to indemnify, defend and hold harmless for any Environmental Claims or Purchaser Losses to the extent such Environmental Claims or Purchaser Losses result from, or are directly attributable to (i) the Purchaser, its Affiliate’s, or agents’ failure to comply with any limitations, conditions or qualifications of the Environmental Deed or the Aerojet Indemnity; or (ii) any amendment to, or change in, any Environmental Laws from that which are in effect as of the Closing, including any amendment or change that imposes standards more stringent than those provided for in the Environmental Laws in effect as of the Closing.

(c)          Notwithstanding anything to the contrary contained herein, the Parent and the Seller will not have any obligation to indemnify any Purchaser Losses to the extent arising from or relating to the Purchaser, its Affiliates or agents’ performance or authorization of invasive investigations, sampling or monitoring at the Leased Real Property unless (i) expressly required to do so by Environmental Laws or by final order of a Governmental Entity, (ii) conducted in response to a Environmental Claim asserted by a third party, or (iii) in response to an imminent and substantial threat to human health, safety or the environment, as determined in the Purchaser’s reasonable discretion. The Purchaser acknowledges that nothing contained herein absolves it from any obligation under any Environmental Laws for Environmental Losses with respect to violations of Environmental Laws by the Purchaser or any of its Affiliates.

(d)          Notwithstanding anything to the contrary contained herein, and subject to any conflicting provisions of the Environmental Deed and Aerojet Indemnity, which shall control in the event the Losses are reasonably likely to be reimbursed under either instrument, the Purchaser shall adopt the most cost-effective measures with respect to any Remedial Action and related Losses for which it intends to seek indemnification, consistent with the least stringent applicable requirements of Environmental Law or any Governmental or Regulatory Authority. The Purchaser shall not engage in, or otherwise initiate contact with any Governmental or Regulatory Authority regarding the commencement of any Remedial Action related to any Pre-Closing Environmental Condition without the written consent of the Parent and the Seller, unless required to do so pursuant to Environmental Laws or the order of a Governmental or Regulatory Authority, in which case the Purchaser shall make a good faith effort to notify the Parent and the Seller of its intent to contact such Governmental or Regulatory Authority before doing so. The Parent, the Seller and the Purchaser shall each promptly provide the other with copies of all material written communications received from or sent to any Governmental or Regulatory Authority, or any other Person, relating to any Pre-Closing Environmental Condition. The Purchaser will give the Parent and the Seller an opportunity to participate at the Parent’s and the Seller’s sole cost in any meeting or telephone call with any Governmental or Regulatory Authority regarding a Pre-Closing Environmental Condition or any Remedial Action.

(e)          Notwithstanding anything to the contrary contained herein, and subject to any conflicting provisions of the Environmental Deed and Aerojet Indemnity, which shall control in the event the Losses are reasonably likely to be reimbursed under either instrument, the Purchaser shall submit to the Parent and the Seller a draft of each material proposal, plan, report or piece of proposed correspondence, including any document proposing the contemplated method of Remedial Action (all such documents constituting “Proposed Remedial Action Documents”) to the extent practicable, at least fifteen (15) Business Days before submitting such document to a Governmental or Regulatory Authority, or, if no such submittal is contemplated, proceeding with activities set forth in the document. Purchaser shall incorporate Parent’s and Seller’s reasonable comments into the Proposed Remedial Action Document before finalizing it. Once a Proposed Remedial Action Document addressing further investigation or remediation is finalized and, if applicable, approved by the relevant Governmental Body (such document referred to as a “Final Remedial Action Document”), Purchaser shall conduct the subject Remedial Action in accordance with the Final Remedial Action Document.

(f)          Purchaser agrees to cooperate with Parent and Seller to the extent it is reasonably requested to do so in connection with Parent’s and Seller’s environmental indemnity obligations hereunder, including responding in a timely manner to reasonable requests for information reasonably necessary to complete any and all Remedial Actions. Purchaser shall make its environmental personnel and consultants and the work product generated by them reasonably available to Parent upon request.

Section 9.8     No Double Recovery.  Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person shall be entitled to recover the amount of any Losses suffered by such Person more than once under the Transaction Documents in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent that the amount of the Loss incurred is included as a liability on the Balance Sheet.

Section 9.9     Adjustment to Purchase Price.  The Parties agree that the payment of any indemnity under this Article IX shall be treated as an adjustment to the Purchase Price paid by the Purchaser hereunder for Tax purposes to the extent that it may properly be so characterized under applicable Law.

ARTICLE X

TAX MATTERS

Section 10.1   Allocation of Tax Consideration.

(a)          Within ninety (90) days after the Closing, the Purchaser shall prepare and deliver to the Parent for review and comment an allocation schedule (the “Allocation Schedule”) setting forth the Purchaser’s allocation to the Purchased Assets of the total consideration deemed paid by the Purchaser pursuant to this Agreement for federal income Tax purposes (the “Tax Consideration”), including the Purchase Price, as adjusted, the Assumed Liabilities of the Seller, and all other relevant items that are properly includible in determining the amount paid by the Purchaser for such Purchased Assets for federal income Tax purposes. The Allocation Schedule shall comply with the requirements set forth on the Value Schedule, and shall otherwise be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Parent shall have the right to review and comment on the Allocation Schedule, which comments the Purchaser shall consider in good faith.

(b)          Schedule 10.1(b) (the “Value Schedule”) sets forth the aggregate minimum value of certain Purchased Assets that the Parties have agreed to for the purpose of preparing the Allocation Schedule.

(c)          If the Tax Consideration changes at any time after the Allocation Schedule is prepared by the Purchaser and provided to the Seller, the Purchaser shall prepare and provide to the Seller for review and comment before filing with its Tax Return a revised Allocation Schedule that reflects the change and is prepared in accordance with Sections 10.1(a) and (b).

(d)          The Parties shall, and shall cause their respective Affiliates to, file all Tax Returns (including IRS Form 8594) and, in the course of all Tax-related Proceedings, take positions and any other actions, consistent with the Allocation Schedule (as most recently revised); provided, however, that if, in any audit of any Tax Return by a Governmental or Regulatory Authority, the fair market values of the Purchased Assets as of the Closing Date are finally determined to be different from those used in the Allocation Schedule, the Parties may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit. In the event the values and allocations reflected in the Allocation Schedule are disputed by any Governmental or Regulatory Authority, the Party receiving notice of the dispute will promptly notify the other Party of the existence of the dispute and upon its resolution.

Section 10.2   Responsibility for Tax Matters of the Business.  Except to the extent otherwise provided by this Article X or the Tax Covenant, the Seller is and shall remain solely responsible for all Tax matters related to Taxes that are Retained Liabilities and the Purchaser shall be solely responsible for all Tax matters related to Taxes that are Assumed Liabilities.

Section 10.3   Responsibility for Tax Returns of the Acquired Subsidiaries.  Except to the extent otherwise provided by Section 10.4, Section 10.5 or Section 10.12:

(a)          The Seller shall timely prepare or cause to be prepared all income and/or corporation Tax Returns for each Acquired Subsidiary for all taxable periods (or, as the case may be, accounting periods) ending on or before the Closing Date (each a “Seller Return”).

(b)          The Purchaser shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Governmental and Regulatory Authorities all other Tax Returns required to be filed by each Acquired Subsidiary after the Closing Date (each a “Purchaser Return”).

(c)          If necessary to permit the Seller to properly file any Seller Return, the Purchaser shall cause each Seller Return to be executed by an authorized Person on behalf of the relevant Acquired Subsidiary.

(d)          The Purchaser shall cause a draft of the Tax Return for each Acquired Subsidiary for the accounting period ending September 30, 2012 (the “2012 Tax Returns”) to be delivered to the Seller for review, comment and approval (which approval shall not be unreasonably withheld or delayed). In particular, but without prejudice to the generality of this section, the Purchaser shall make any amendments to the 2012 Tax Returns requested by the Seller where such amendments are in respect of the R&D Tax Repayments. The Purchaser shall deliver such drafts not less than sixty (60) days before the due date of such Tax Return (or, if such due date falls within thirty (30) days after the Closing Date, as soon as possible).

Section 10.4   Transfer Fees.  Except to the extent otherwise provided in this Section 10.4, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Fees”) shall be borne by the Party responsible for paying or otherwise remitting such Transfer Fees under applicable Law. Such responsible Party shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation with respect to the Transfer Fees for which it is responsible; provided, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent so required. Notwithstanding the foregoing, U.K. and Irish stamp duties payable on transfer of the Equity Interests shall be paid by the Purchaser and the Purchaser shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation with respect to such duties, provided, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent so required.

Section 10.5   Tax Covenant.  The terms of the Tax Covenant, substantially in the form attached hereto as Schedule 1.1(b), are hereby incorporated in whole by this reference.

Section 10.6   Straddle Periods.  To the extent relevant under this Agreement but except as expressly provided otherwise in this Agreement or the Tax Covenant, Taxes incurred by the Seller or an Acquired Subsidiary with respect to a Straddle Period shall be allocated to the Pre-Closing Tax Period: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to such Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to such Tax that would be payable if the relevant taxable period ended on the Closing Date. Except as expressly provided otherwise in this Agreement or the Tax Covenant, any credits relating to a Straddle Period that are attributable to a Pre-Closing Tax Period shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Seller and each Acquired Subsidiary, as the case may be.

Section 10.7   Tax Elections; Amended Returns.  Except in connection with an audit resolved pursuant to Section 10.9 (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may amend or cause the amendment of a Tax Return of the Business or any Acquired Subsidiary, or file or amend any Tax election, or file a Tax Return after the due date thereof, concerning the Business or any Acquired Subsidiary, in each case, with respect to any Pre-Closing Tax Period without the written consent of the Seller, which consent shall not be unreasonably withheld or delayed. The Purchaser covenants that it shall not, nor shall it cause or permit any Acquired Subsidiary to, make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant domestic or foreign Tax jurisdiction) with respect to the acquisition of the Purchase Assets. The Purchaser shall, upon request by the Seller, cooperate in the preparation of and submission to the proper Governmental or Regulatory Authority of any amended Tax Return with respect to the Business or any Acquired Subsidiary for any taxable period beginning before the Closing Date that is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return for any other taxable period proposed by a Governmental or Regulatory Authority, or that is otherwise required by applicable Law to be filed.

Section 10.8   Overpayments of Taxes.  To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in a determination of an overpayment of Taxes that were either paid by the Seller or any Acquired Subsidiary (on or before the Closing Date) or paid pursuant to a claim for indemnification under Article IX or the Tax Covenant, the Purchaser shall promptly pay an amount equal to such overpayment, and the interest received thereon, to the Seller upon receipt by (or crediting for the benefit of) the Purchaser or its Affiliates, unless and to the extent that the entitlement to any refund or credit of such overpayment was taken into account as a reduction in computing the amount of indemnified Loss in respect of such Taxes or reflected as an asset in the most recent Balance Sheet. For the avoidance of doubt, the Purchaser shall not offset any of its obligations to make payments to the Seller in respect of Tax overpayments against any indemnifiable Losses except with the prior written consent of the Seller.

Section 10.9   Audits and Contests Regarding Taxes.  Any Party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Business or an Acquired Subsidiary that may give rise to a liability of the Seller (including a right to indemnification pursuant to the terms of Article IX or under the Tax Covenant) shall promptly notify the Seller within five (5) Business Days of the receipt of such notice. The Purchaser and the Seller each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of any of the Parties (including indemnity obligations hereunder). The Seller shall have the right to represent itself, the Business and any Acquired Subsidiary’s interests in any Tax audit or administrative or judicial proceeding pertaining to taxable periods ending on or before the Closing Date and to employ counsel of its choice, but reasonably satisfactory to the Purchaser, at the Seller’s expense, and control the disposition of any issue involved in such proceeding; provided, however, the Purchaser shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding that does not affect a potential liability of the Seller (including under Article IX or the Tax Covenant). Both the Purchaser and the Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a Straddle Period of the Business or any Acquired Subsidiary or involving both a taxable period of the Business or any Acquired Company ending on or before the Closing Date and a Straddle Period, and no such audit or proceeding may be settled or compromised by the Seller or the Purchaser without the consent of both the Seller and the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not have the right to participate in any audit or other proceeding with respect to any income Tax Return of any federal consolidated (or state combined or unitary) group of which the Seller is or was a member. Except as provided in this Section 10.9, the provisions of Article IX, including the provisions therein addressing settlement authority, shall govern the manner in which any Tax audit or administrative or judicial proceedings with respect to the Business or an Acquired Subsidiary are conducted and resolved.

Section 10.10 Cooperation, Access to Information, and Records Retention.  The Seller and the Purchaser shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Business or an Acquired Subsidiary. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser agrees (i) to retain all books and records relevant to Taxes of the Business or any Acquired Subsidiary that are in the possession of Purchaser, an Affiliate thereof or any Acquired Subsidiary after the Closing (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller so requests, the Purchaser shall allow the Seller to take possession or copy of such books and records.

Section 10.11 Tax Certificates.  The Purchaser and the Seller agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any Governmental or Regulatory Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated herein).

Section 10.12 R&D Tax Credits.  The Purchaser shall procure that the relevant Acquired Subsidiary forward, as soon as reasonably possible, any communication received from any Governmental or Regulatory Authority in respect of an R&D Tax Repayment and shall submit to the relevant Governmental or Regulatory Authority any form of communication requested by the Seller in respect thereof. The Purchaser shall procure that the relevant Acquired Subsidiary pay to the Seller an amount equal to the R&D Tax Repayment in respect of the accounting periods ended or ending September 30, 2009, 2010, 2011 and 2012 (for the avoidance of doubt, solely in respect of any qualifying expenditure incurred by the relevant Acquired Subsidiary on or prior to the Closing Date) within ten (10) Business Days of (i) the receipt of any cash payments from a Governmental or Regulatory Authority with respect to such R&D Tax Repayment or (ii) the receipt by Purchaser of the benefit of such R&D Tax Repayment by reduction in Tax that would otherwise be currently due and payable. For the avoidance of doubt, the payment of an R&D Tax Repayment for the purpose of this Section 10.12, shall include (but not be limited to) the right to claim a credit or set-off in respect of any Tax by the Purchaser or any Acquired Subsidiary or any Affiliate thereof and the Purchaser shall procure that the Acquired Subsidiaries shall not engage in any act or omission that may prejudice or have an adverse effect on the payment of the R&D Tax Repayment.

ARTICLE XI

MISCELLANEOUS

Section 11.1   Expenses.  All costs and expenses (including legal fees and expenses) arising from or incident to this Agreement, the Transaction Documents and the transactions contemplated hereunder and thereunder (the “Transaction Expenses”) incurred by the Purchaser (including the commissions, fees or other compensation of the Purchaser’s Broker, if any) will be borne by the Purchaser. All Transaction Expenses incurred by the Parent or a Selling Company (including the commissions, fees or other compensation of JCP Securities, Inc.), will be borne by the Parent and/or the Seller.

Section 11.2   Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

Section 11.3   Table of Contents; Captions.  The table of contents and the Article and Section captions used herein are for reference purposes only, and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.4   Notices.  Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile or other electronic transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service for overnight delivery, in each case addressed as follows:

if to the Parent or the Seller, a single notice addressed to:

American Pacific Corporation

3883 Howard Hughes Parkway

Suite 700

Las Vegas, NV 89169

Telephone: (702) 735-2200

Facsimile: (702) 735-4876

Attn:  Chief Executive Officer

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94109

Telephone: (415) 268-7145

Facsimile: (415) 276-7145

Attn:  Zane Gresham

and if to the Purchaser, addressed to:

Moog Inc.

Seneca & Jamison Road

East Aurora, NY 14052

Telephone: (716) 652-2000

Facsimile: (716) 687-5465

Attn:  President

with a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, NY 14202-4040

Telephone: (716) 856-4000

Facsimile: (716) 849-0349

Attn:  Robert J. Olivieri, Esq.

or such other address or number as will be furnished in writing by any such party.

Section 11.5  Assignment; Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary, but notwithstanding any such assignment, Purchaser will remain liable under this Agreement; and provided, further, that the Seller may assign its rights, interests and obligations hereunder to the Parent. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 11.6  Counterparts; Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, all of which taken together will constitute one (1) instrument. The parties agree that this Agreement may be executed by facsimile or other electronic transmission and that the reproduction of signatures by facsimile or other electronic device will be treated as binding as if originals, and each party agrees and undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand by the other party.

Section 11.7  Entire Agreement; Amendments.  This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance.

Section 11.8  Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.9  Third-Party Beneficiaries.  Each party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 11.10 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.11 Waiver of Jury Trial.  The Parties hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. The Parties (i) certify that no Representative of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledge that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.11.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

PURCHASER:

MOOG INC.

By: /s/ Jay Hennig
Name: Jay Hennig
Title: President, Space & Defense Group

PARENT:

AMERICAN PACIFIC CORPORATION

By: /s/ Dana Kelley
Name: Dana Kelley
Title: Chief Financial Officer

SELLER:

AMPAC-ISP CORP.

By: /s/ Dana Kelley
Name: Dana Kelley
Title: Chief Financial Officer

EXHIBIT A

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of this [    ] day of [            ], 2012, by and among MOOG INC., a New York corporation (“Purchaser”), AMPAC-ISP CORP., a Delaware corporation (“Seller”) and AMERICAN PACIFIC CORPORATION, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, as set forth in the Asset Purchase Agreement, dated June 4, 2012, by and among Purchaser, Seller and Parent (the “Purchase Agreement”), Purchaser has agreed to purchase from Seller and Seller has agreed to sell, transfer, assign and deliver to Purchaser the Purchased Assets (as such term and each other capitalized term used herein without definition is defined in the Purchase Agreement) against delivery of the purchase price and assumption of the Assumed Liabilities set forth in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that Seller and Parent shall enter into a transition services agreement with Purchaser pursuant to which Seller and Parent shall provide certain transitional services to Purchaser with respect to the Business following the Closing Date for a limited period of time to facilitate the transfer of the Purchased Assets; and

WHEREAS, the parties desire hereby to set forth the terms and conditions upon which Seller and Parent shall provide such services to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Provision of Services; Standard of Performance.

1.1      Commencing on the date hereof, Parent shall provide or, pursuant to Section 4.2, cause one or more of its Affiliates or third parties to provide to Purchaser the services (each, a “Service” and collectively, the “Services”) specified on an applicable service schedule or schedules attached hereto as Exhibit A, (each such schedule, a “Service Schedule”) for the period of time specified thereon, or if no period of time is set forth thereon, for a period of twelve (12) months, unless a Service is earlier terminated or extended in accordance with the terms hereof. Each Service shall become subject to this Agreement upon execution of a Service Schedule related thereto.

1.2      Unless a different performance standard is set forth in the applicable Service Schedule, Parent agrees to use commercially reasonable efforts to provide Services in substantially the same manner as such Services were performed by Seller, Parent and/or their Affiliates for the Business immediately prior to Closing Date.

1.3      Except as may be provided in a Service Schedule, (i) Parent shall not be required to provide Services to Purchaser except to the extent that such Services are being provided as of the Closing Date to the Business and (ii) the Services shall be used by Purchaser only for the purposes of conducting the Business and operating the Purchased Assets substantially in the manner that they were conducted and operated by Parent and Seller immediately prior to the Closing Date, and shall not be used for any other purposes, except as may be otherwise agreed to by Parent in writing. With respect to any Service, Parent shall not be required to provide a level of service which is higher than the level of service provided by Parent and Seller with respect to the Business or the Purchased Assets as of the Closing Date.

1.4       To the extent any agreed Performance Standard requires Parent to exercise discretion, Parent may request written instructions from Purchaser with respect to the exercise of such discretion. Purchaser shall promptly provide such instructions in reasonable detail and Parent shall not be deemed to have breached this Agreement if Parent relies upon such written instructions.

2.	Payment.

2.1       Purchaser shall pay each month to Parent the fee specified for each Service rendered during such month as set forth on the applicable Service Schedule (the “Fees”). The costs of obtaining any permits, approvals, licenses, sublicenses or approvals and third party Consents shall be borne by Purchaser. All out-of-pocket costs and expenses incurred by Parent in connection with the provision of the Services, including but not limited to costs and expenses incurred in connection with Services provided by third parties and the obtaining of any third party Consents, permits, approvals, licenses, sublicenses or approvals under Section 5.4 or Section 11 hereto, shall be fully reimbursed by Purchaser (“Expenses”); provided, however, that in any month during the term of this Agreement, Parent will not incur a single Expense in excess of $25,000 or aggregate Expenses in excess of $50,000 without the prior written consent of Purchaser; provided, further, that if Purchaser declines to provide such prior written consent, Parent shall no longer have any obligation to (a) obtain such applicable Consent, permit, approval, license, sublicense or approval under Section 5.4 or Section 11 hereto, or (b) obtain such Services from such third party or any other third party, or perform such Services, and Parent’s obligation to provide such Services shall terminate.

2.2       On the last day of each calendar month, Parent shall invoice all Fees owed by Purchaser for the Services provided for such month and all Expenses incurred by Parent during such month. Unless contesting in good faith the Fees and Expenses set forth on the invoice, Purchaser shall pay such Fees and Expenses within thirty (30) days of receipt of the invoice by check drawn on good funds or wire transfer of immediately available funds. The invoice shall set forth the Services or Additional Services provided, the Fees payable for each Service or Additional Service, invoices for Services provided by Parent’s Affiliates or third parties, if any, and a list of any Expenses incurred. If Purchaser discovers an error or omission in any invoice, Purchaser shall provide prompt written notice to Parent and Parent’s Project Manager (as defined in Section 6.1 below) of such error or omission. The parties shall negotiate in good faith to come to an agreement as to the nature of such error or omission, provided that if the parties cannot agree, either party may submit the dispute for resolution under the dispute resolution procedures set forth in Section 6. No action shall be taken with respect to any such error or omission if notice therefor is received by Parent more than sixty (60) days after Purchaser’s receipt of the applicable invoice.

2.3       Except as provided in the applicable Service Schedule for a specific Service, Parent and Seller shall not be obligated to: (i) hire any additional employees or create new or additional employee or independent contractor positions; (ii) maintain the employment of any specific employee; (iii) purchase, lease, license or otherwise acquire any new or additional assets, equipment or software; (iv) pay any costs related to the transfer or conversion of Seller’s or Parent’s data to Purchaser or to any alternate supplier of Services after the term; (v) engage any alternate supplier of Services; or (vi) modify, alter or amend any existing Seller or Parent specifications and policies, in order to perform or complete performance of any Service. Any such costs incurred by Seller or Parent to take any of the above actions at the request of Purchaser in connection with the performance of any Service shall be borne by Purchaser, except as set forth on the applicable Service Schedule, and shall be invoiced as Fees and Expenses pursuant to Section 2.2.

2.4       In the event that the provision of the Services or the relationship created between the parties hereunder gives rise to any Tax (other than a Tax based on income), such Tax shall be the responsibility of Purchaser.

3.	Term.

3.1       Subject to the terms of this Section 3 and of Section 8, the provision of the Services shall commence on the date hereof and, with respect to each Service, shall terminate twelve (12) months from the Closing Date, unless a shorter period is set forth on the applicable Service Schedule.

3.2       Purchaser may terminate any Service by giving fifteen (15) days’ prior written notice to Parent. Any requested termination of a Service pursuant to this Section 3.2 shall become effective on the last day of the calendar month during which such fifteen (15) day notice period ends. Parent shall thereafter no longer be obligated to provide such Service and Purchaser shall thereafter no longer be obligated to pay for such Service (except with respect to any Fees and Expenses incurred up to the effective date of the termination of such Service). The applicable Service Schedule shall thereafter be amended to reflect the termination of the Service.

3.3       Parent shall reduce the quantity of any Service provided hereunder upon thirty (30) days’ prior written notice from Purchaser. Any requested reduction of a Service pursuant to this Section 3.3 shall become effective at the end of such thirty (30) day notice period. The Fees payable with respect to such Service shall be reduced proportionately in accordance with the fee schedule set forth on the applicable Service Schedule with respect to such Service. The applicable Service Schedule shall thereafter be amended to reflect the reduction of such Service.

3.4       Parent shall not terminate or reduce the quantity of any Service or add any Additional Service except as provided in Section 2.1, Section 3 and Section 7. Parent shall not be required to provide any of the Services to the extent that the performance of such Services becomes materially more expensive for Parent as a result of an organizational or operational change in the Business or the Purchased Assets by Purchaser, provided, however, that Parent and Purchaser agree to negotiate in good faith to modify the Service’s terms and conditions so that Parent may continue to provide such Services.

4.	Employees and Subcontractors.

4.1       Parent shall use commercially reasonable efforts (i) to retain employees who are experienced in performing, and trained to perform, the Services, or hire, train and retain other personnel to perform the Services and (ii) in each case, to cause such employees to perform the Services during the term of this Agreement; provided, that nothing herein shall be deemed to require Parent to pay any stay bonuses or other special incentives or to retain in its employ any specific individuals. Purchaser shall use commercially reasonable efforts (i) to retain employees who are experienced in the various functions for which Parent will be performing Services or to hire, train and retain other personnel to work with Parent in its performance of such Services and (ii) in each case, to cause such employees to work with Parent in the performance of the Services during the term of this Agreement, provided that nothing herein shall be deemed to require Purchaser to pay any stay bonuses or other special incentives or to retain in its employ any specific individuals.

4.2       In providing the Services, Parent may (i) use such personnel of Parent or its Affiliates as Parent deems necessary or appropriate or (ii) employ the services of third parties to the extent that such third party services (A) are routinely utilized or were routinely utilized prior to the Closing Date to provide such services to Parent or (B) are reasonably necessary to the efficient performance of any such Services. The use of an Affiliate or a third party by Parent shall not otherwise relieve Parent of its obligations under this Agreement.

5.   Cooperation; Records; Access.

5.1       The parties agree to fully cooperate in good faith with each other in connection with the provision of the Services and the matters related to or arising hereunder, including, without limitation, Parent’s cooperation with Purchaser to enable Purchaser to establish its own infrastructure to perform the Services independently of Parent as soon as practicable after the Closing Date; provided, however, that nothing in this Section 5 or elsewhere in this Agreement shall require Parent or Seller to incur any out-of-pocket cost in connection with rendering its cooperation to Purchaser as hereby contemplated.

5.2       Subject to Purchaser’s third party confidentiality and data protection obligations, Purchaser shall make available during regular business hours (or otherwise upon reasonable prior notice) to Parent or its Representatives (i) all personnel designated by Purchaser to receive or oversee the Services and (ii) all books and records maintained by Purchaser in connection with this Agreement and all other information or materials reasonably requested by Parent to facilitate Parent’s performance of this Agreement; provided, however, that any such requests do not unreasonably interfere with the operation of the day-to-day business affairs of Purchaser. Parent shall not be liable for any deficiency, default or delay in performing any Services if such deficiency, default or delay results from Purchaser’s failure to provide reasonable cooperation as required hereunder.

5.3       Subject to Parent’s third party confidentiality and data protection obligations, Parent shall make available during regular business hours (or otherwise upon reasonable prior notice) to Purchaser or its Representatives (i) all personnel designated by Parent to provide the Services, (ii) all books and records maintained by Parent in connection with this

Agreement and all other information or materials reasonably requested by Purchaser for the purpose of exercising general oversight and monitoring of the performance of the Services and (iii) on Parent’s premises, all records that Parent has prepared or maintained in providing the Services in order for Purchaser to verify the accuracy of the Fees and Expenses and the proper performance of Services; provided, however, that any such requests do not unreasonably interfere with the operation of the day-to-day business affairs of Parent. Purchaser shall pay for the costs of any such inspection.

5.4       Each party shall cooperate with and assist the other party in obtaining any third party Consents necessary for the performance of the Services, including, without limitation, any required Consent under any intellectual property license or real property lease. In the event that the parties are unable to obtain any required Consent, the parties shall negotiate in good faith reasonable modifications of the Services so that such Consents are not required.

5.5       Each party agrees to make available any of its employees whose assistance, testimony or presence is necessary to assist the other party in evaluating or defending any claims with respect to the Services, including the presence of such employees as witnesses in Proceedings for such purpose; provided that the party requiring such assistance shall reimburse the party providing such assistance for any direct out-of-pocket costs in connection with such employee’s assistance, testimony or presence, promptly following receipt of appropriate documentation of such out-of-pocket costs.

6.	Management Process.

6.1       On the Closing Date, each of Parent and Purchaser shall designate a project manager (a “Project Manager”) to report and discuss issues with respect to the provision of the Services. The Project Managers shall meet to discuss the performance of the Services as often as reasonably necessary to ensure the orderly provision of the Services, and in any event at least monthly, and shall have authority to address and remedy problems related to the provision of the Services. Each party shall designate successor Project Managers in the event that a designated individual is not available to perform such role hereunder.

6.2       In the event that any dispute arises under this Agreement, the parties agree to negotiate in good faith to resolve such dispute prior to seeking relief in accordance with Section 19. Any party may at any time deliver a notice to the other party that it wishes to refer a dispute to the Project Managers. Following receipt of such notice, the Project Managers shall negotiate in good faith to resolve such dispute within a period of ten (10) days (or such longer period of time as such Project Managers may agree in writing). If at the end of such period, the Project Managers have not fully resolved the dispute, the Project Managers shall within ten (10) days appoint one expert satisfactory to both Parent and Purchaser to mediate the dispute and shall share equally the costs thereof. If within twenty (20) days following the appointment of such mediator the parties have not fully resolved the dispute, either party may seek relief in accordance with Section 19.

7.	Termination.

7.1        Subject to the terms of this Section 7, this Agreement shall terminate on the date on which the provision of all Services has been terminated pursuant to Section 3.

7.2        This Agreement may be terminated by either party in advance of the termination date pursuant to Section 7.1 above:

(i)       upon written notice to the other party if the other party shall default in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of ten (10) days after receipt of prior written notice stating that a default has occurred;

(ii)       upon written notice to the other party if the other party has filed against it any involuntary petition in bankruptcy or similar proceeding seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall (A) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (B) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or (E) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or similar proceedings; or

(iii)       upon written notice to the other party if any Force Majeure Event (as defined in Section 9 hereof) occurs and any Services or obligations required to be performed hereunder are interrupted or interfered with for a period in excess of sixty (60) days.

7.3        Upon the termination of this Agreement pursuant to this Section 7, Parent shall no longer be obligated to provide any Services and Purchaser shall no longer be obligated to pay for any Services (except with respect to any Fees and Expenses incurred up to the date of such termination).

7.4        The provisions of Sections 7.3, 8 and 10 shall survive any termination of this Agreement.

8.	Liability.

8.1        Subject to Article IX of the Purchase Agreement, Parent shall, to the extent permitted by law, indemnify and hold harmless Purchaser and its Representatives and Affiliates from and against all Losses incurred or sustained by Purchaser where such Losses result from (i) the gross negligence or willful misconduct of, or material breach of any covenant contained in this Agreement by, Parent, its Representatives, Affiliates, in each case, other than Losses relating to the gross negligence or willful misconduct of Purchaser or Purchaser’s breach of its obligations pursuant to this Agreement, or (ii) the failure by Parent to comply fully with its obligations to any Parent employee, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes. Parent’s aggregate liability to Purchaser for

Losses in connection with this Agreement, except for Losses arising from the gross negligence or willful misconduct of Parent or its Representatives or Affiliates, shall not exceed the aggregate Fees and Expenses paid by Purchaser to Parent pursuant to this Agreement. Except as provided above, Parent shall have no liability whatsoever to Purchaser for any error, act or omission in connection with the Services to be rendered hereunder, and Parent’s sole responsibility to Purchaser with respect to the Services shall be as follows: (i) in the event of Parent’s error or omission in connection with the Services, to furnish correct information and to provide any necessary adjustment in the Services at no additional cost or expense to Purchaser; and (ii) in the event of Parent’s failure to deliver any Service because of a Force Majeure Event, to use reasonable efforts, subject to Sections 1.3, 2.3 and 3.4, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

8.2       Subject to Article 11 of the Purchase Agreement, Purchaser shall, to the extent permitted by law, indemnify and hold harmless Parent, Seller and their Representatives and Affiliates from and against all Losses incurred or sustained by Parent or Seller where such Losses result from (i) the gross negligence or willful misconduct of or material breach of any covenant contained in this Agreement by Purchaser or its Representatives or Affiliates, in each case, other than Losses relating to the gross negligence or willful misconduct of Parent or Seller or Parent’s or Seller’s breach of its obligations pursuant to this Agreement; or (ii) the failure by Purchaser to comply fully with its obligations to any Purchaser employee, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes.

8.3       Notwithstanding anything contained herein to the contrary, neither party shall have any liability to another party hereunder for compensatory, punitive, special, incidental or consequential Losses (including loss of profits), regardless of the circumstances under which such Losses arose, even if advised of the possibility of such Losses.

9.       Force Majeure.  No party shall be liable for any delay or failure to perform any obligations hereunder (except with respect to the payment of any Fees and Expenses incurred prior to such event) resulting from any cause, condition or event beyond the reasonable control of the party affected, including, but not limited to, Acts of God, fire, flood, earthquake, war, terrorism, riot, government action, strike, labor trouble or shortage, curtailment of business (including scheduled or unscheduled shutdowns of any manufacturing facility) or inability to obtain material, utilities, equipment or transportation (a “Force Majeure Event”). The party claiming the benefit of this provision shall promptly notify the other party of a Force Majeure Event and attempt in good faith to resume performance as soon as commercially reasonable. No party shall be obligated to settle a dispute or otherwise take any action which is not commercially reasonable to terminate a Force Majeure Event.

10.     Confidential Information.

10.1     Without the prior written consent of the other party, each party agrees not to (i) disclose Confidential Information to any third party or (ii) use any Confidential Information except as necessary to perform its obligations under this Agreement. Any Confidential Information disclosed prior to the date hereof shall be protected by the terms of this Section 10. Each party shall use no less than reasonable care in protecting any Confidential Information received. Each party is and shall remain the sole owner of all right, title and interest in and to its respective Confidential Information. Neither party shall possess any right, title or interest in or any lien on Confidential Information of the other party. All Confidential Information disclosed hereunder shall be on an “AS IS” basis with no warranties, express or implied.

10.2     Each party shall limit disclosure of Confidential Information to its Representatives and Affiliates who have a bona fide need for Confidential Information to carry out the purposes of this Agreement and who have agreed to observe the terms of this Section 10. Each party shall be responsible for any breaches of this Section 10 by its Representatives and Affiliates.

10.3     Upon the earlier to occur of (i) the termination of this Agreement, (ii) such time as any Confidential Information ceases to be required by the party receiving such Confidential Information to perform or receive the Services or (iii) a reasonable request of a party, all Confidential Information of a party (and any copies thereof) shall be returned to that party and any such Confidential Information of a party (and any copies thereof) stored in computer or other electronic archival systems shall be deleted or erased, in each case within fifteen (15) days following such termination or request. Upon the request of a party, the other party shall certify in writing that all such Confidential Information has been returned or destroyed.

10.4     In the event that either party or any of its Representatives or Affiliates breach the confidentiality obligations set forth in this Section 10, then the non-breaching party shall have the right to immediately terminate this Agreement and shall have all other rights and remedies for breach of confidentiality provided for at law or in equity. If a breach of such confidentiality obligations would cause irreparable harm to the business prospects of the non-breaching party, notwithstanding any dispute resolution provisions herein to the contrary, temporary or preliminary injunctive relief in a court of competent jurisdiction shall be appropriate to prevent either party from a continuing or additional breach, in addition to any other relief to which the non-breaching party may be entitled.

For purposes of this Agreement, “Confidential Information” shall mean all trade secrets and other confidential and/or proprietary information of a Person (the “Disclosing Party”), including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any Governmental or Regulatory Authority, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed Confidential Information hereunder if (a) such information becomes available to or known by the public generally through no fault of the party receiving such information (the “Receiving Party”); (b) disclosure is required by law or the order of any governmental authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (b), the Receiving Party shall, if possible, give prior written notice thereof to the Disclosing Party and, at the Disclosing Party’s election, either provide the Disclosing Party with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

11.       Licenses, Permits and Third Party Consents.  Each party shall obtain and maintain all permits, approvals and licenses, and shall obtain any third party Consents, necessary or appropriate to perform its obligations hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses or Consents. Except as expressly set forth herein, nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license of any Intellectual Property of a party following consummation of the transactions contemplated by the Purchase Agreement.

12.       Independent Contractor.  Each of Purchaser, Parent and Seller shall be an independent contractor in the performance of its respective obligations hereunder. Nothing in this Agreement shall create or be deemed to create a partnership, joint venture or a relationship of principal and agent or of employer and employee between Purchaser and Parent or Seller, or between any of the Representatives, contractors or suppliers of Purchaser, on the one hand, and of Parent or Seller, on the other hand.

13.       Notices.  Any notices authorized to be given hereunder shall be in writing and deemed given, if delivered in accordance with Section 11.4 of the Purchase Agreement.

14.       Severability.  No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or the remainder of such section.

15.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

16.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 6, any controversy or claim arising out of or relating to this Agreement shall be settled in accordance with the applicable provisions of the Purchase Agreement.

17.       Succession; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under this Agreement.

18.       Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld; provided, however, that Parent and Seller may (i) assign any or all of their respective rights and interests hereunder to one or more of their Affiliates and (ii) designate one or more of their Affiliates or, pursuant to Section 4.2, another third party, to perform their obligations hereunder. No assignment by Parent shall relieve Parent from its obligations under this Agreement.

19.       Entire Agreement; Amendment.  This Agreement, together with the Purchase Agreement and the other Transaction Documents, constitutes the entire understanding and agreement between the parties hereto and supersedes any and all written or oral, prior or contemporaneous representations, understandings and agreements between or among Purchaser, Seller and Parent with respect to the subject matter hereof. This Agreement may not be canceled, altered, modified, amended or waived, in whole or in part, in any way, except by an instrument in writing signed by all of the parties hereto. All amendments or modifications of this Agreement shall be binding upon the parties even in the absence of consideration so long as the same shall be in writing and executed by the parties hereto.

20.       Controlling Agreement.  In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all respects.

21.       Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PARENT AND SELLER MAKE NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OF THE SERVICES OR THEIR SUITABILITY FOR THE BUSINESS, AND PARENT AND SELLER HEREBY EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND TITLE.

22.       Contractual Statute of Limitations.  Except for actions for nonpayment, no action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has accrued.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:
MOOG INC.

By:
Name:
Title:

PARENT:
AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

SELLER:
AMPAC-ISP CORP.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A

Form of Service Schedule      to Transition Services Agreement

1.	Schedule #: (To be inserted by responsible individual or department.)

2.	Functional Area:

3.	Start/End Date: The Services start on the Closing Date of the Transition Services Agreement between Parent and Purchaser to which this Service Schedule is attached and end after a period of [ ] from such Closing Date, unless otherwise indicated below.

Indicate below if alternate start/end date:

Start Date:

End Date:

If Start and End dates vary by Service [and/or country], please indicate in Section 5.

4.	Summary of Services: (Describe the Service to be provided in appropriate detail.)

Service Name	Description

5.	List of Services to be provided per [country and] site: (List all the Services to be provided at each site. Enter Start Date and End Date if different from Section 3.)

Country	Site	Services	Start Date	End Date

6.	Performance Standards: (State minimum performance expected for each Service, if applicable.)

7.	Estimated Total Fees: (Attach separate Fee schedule as appropriate.)

8.	Project Manager:

Purchaser:

Parent:

9.	Describe cost methodology and cost drivers affecting estimated Total Fees: (Describe on an individual service basis if necessary.)

10.	Describe the process by which the cost of the Services and the Fees will be adjusted in case of an increase/decrease in the Services provided: (Describe on an individual service basis if necessary).

11.	Software: (Will software be used or included with the Services to be provided under this Service Schedule?)

         Yes              No

List software to be provided:

Software Application	Number of Licenses to be Provided	Source Code Y/N

Upon execution of this Service Schedule by both parties, it shall be deemed incorporated into and made part of that certain Transitional Services Agreement.

, Purchaser,	, Parent

By:	By:
(Authorized Signature)	(Authorized Signature)
Date:	Date:
Name:	Name:
Title:	Title:
Address:	Address:

EXHIBIT B

ESCROW AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

ESCROW AGREEMENT

This Escrow Agreement dated as of this      day of              2012 (the “Escrow Agreement”), is entered into by and among MOOG INC., a New York corporation (“Purchaser”), AMPAC-ISP CORP., a Delaware corporation (“Seller”), AMERICAN PACIFIC CORPORATION, a Delaware corporation (“Parent” and, together with Purchaser and Seller, collectively, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of June 4, 2012, pursuant to which Purchaser has acquired certain of the assets of Seller (the “Purchase Agreement”);

WHEREAS, pursuant to the terms of the Purchase Agreement, at Closing, Purchaser is required to deposit the sum of $4,000,000 (the “Escrow Funds”) into escrow to be held in accordance with the terms of this Escrow Agreement;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement is for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.     Capitalized Terms. Capitalized terms used in this Escrow Agreement and not otherwise defined will have the meanings specified in the Purchase Agreement. Notwithstanding the foregoing, or any contrary provisions of this Escrow Agreement, it is understood that the Escrow Agent is not a party to the Purchase Agreement.

Section 1.2.     Appointment of Escrow Agent. The Parties hereby appoint the Escrow Agent as the escrow agent under this Escrow Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein.

Section 1.3.    Receipt of Escrow Funds.

(a)       Simultaneously with the execution and delivery of this Escrow Agreement, in accordance with the Purchase Agreement, Purchaser shall deposit with the Escrow Agent the Escrow Funds which will be held in a segregated escrow (the “Escrow Account”) by the Escrow Agent.

(b)      The Escrow Agent shall acknowledge the receipt of the Escrow Funds upon actual receipt by a method of its choosing.

(c)      The Escrow Account and the Escrow Funds held therein at all times will be maintained wholly segregated from all other funds or accounts held or maintained by the Escrow Agent in any capacity. Thereafter, the Escrow Agent will hold, manage, administer, distribute and release the Escrow Funds in accordance with the terms and conditions of this Escrow Agreement, provided that should any terms or provisions of this Escrow Agreement contradict those of the Purchase Agreement, the terms and provisions of the Purchase Agreement will control as between the Parties. The Escrow Agent shall only be responsible for the terms and conditions of this Escrow Agreement.

Section 1.4.     Procedures with Respect to Indemnification Claims.

(a)      Except as otherwise provided in this Escrow Agreement, no portion of the Escrow Funds (or the interest earnings realized thereon) will be released unless and until receipt of joint written instructions from Purchaser and Seller directing the Escrow Agent to release all or a portion of the Escrow Funds or such proceeds (a “Joint Instruction”); provided, however, that on the date that is fifteen (15) months from the date hereof, the Escrow Agent shall pay and distribute to Seller the then-remaining amount of the Escrow Funds, unless the Escrow Agent has (i) received joint written instructions from Purchaser and Seller requesting that such Escrow Funds be retained in the Escrow Account or (ii) received written instructions from Purchaser stating that there is outstanding (A) an Agreed Claim or (B) an unresolved dispute under Section 9.3(b) of the Purchase Agreement with respect to an outstanding Certificate, in which case Escrow Funds in the amount of the Losses specified in such Agreed Claim or outstanding Certificate shall be retained in the Escrow Account, and the balance paid to the Seller. The Escrow Agent shall thereafter release from the Escrow Account the remaining portion of the retained Escrow Funds to the party entitled thereto when it receives (x) joint written instructions from Purchaser and Seller requesting that such remaining Escrow Funds be distributed to Seller, or (y) when it receives notice that such dispute has been submitted to a court of competent jurisdiction for judgment, and that a final judgment with respect to such matters has been rendered, which notice shall be accompanied by a copy of a final, non-appealable order of the court pursuant to which such court has determined whether and to what extent Purchaser is entitled to the amount requested in such Certificate, and a statement by the submitting party that such decision is final and non-appealable.

(b)     The Escrow Agent shall make payment within three (3) business days after receipt of such Joint Instruction in accordance with those instructions.

Section 1.5.    Investments.

(a)     The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Funds in the Escrow Account and any interest thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Representative. Any interest income on the Escrow Funds will become Escrow Funds and disbursed in accordance with Section 1.4 hereof.

(b)     The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.6.    Income Tax Allocation and Reporting.

(a)     The Parties agree that, for tax reporting purposes, all interest income from investment of the Escrow Funds will, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year. The Escrow Agent shall provide Seller with monthly and annual statements reporting interest earned on the Escrow Funds. Seller shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrow Funds and for filing all necessary tax returns with respect to such income. Neither Purchaser nor the Escrow Agent shall have any obligation to file or prepare any tax returns or prepare any other reports for any taxing authorities concerning matters covered by this Escrow Agreement.

(b)     Prior to the date hereof, Seller shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 or W-8 and such other forms and documents that the Escrow Agent may request. Seller understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest income earned on the investment of the Escrow Funds.

(c)     To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.6(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable, out-of-pocket compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1, Exhibit B-2 and Exhibit B-3 to this Escrow Agreement.

Section 2.4.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by the one-half by the Seller and one-half by the Purchaser. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable, out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount at the rate of five percent (5%) per year. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any portion of the Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8.    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1.    Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

Section 4.3.    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by overnight delivery with a reputable national overnight delivery service, or (iii) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Purchaser:

Moog Inc.

Seneca & Jamison Road

East Aurora, NY 14052

Attn: President

With a copy (which will not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, NY 14202

Attn: Robert J. Olivieri, Esq.

If to Seller or Parent, a single notice addressed to:

American Pacific Corporation

3883 Howard Hughes Parkway

Suite 700

P.O. Box 3740

Las Vegas, NV 89169

With a copy (which will not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94109

Attn: Zane Gresham, Esq.

If to the Escrow Agent:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Attention: Matthew Sherman, Corporate, Municipal and Escrow Solutions

Tel: (212) 515 1573

Fax: (212) 509 1716

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed solely within such state.

Section 4.5.     Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the Escrow Agent related to the Escrow Funds. This Escrow Agreement and the Purchase Agreement set forth the entire agreement and understanding of the Purchaser, Parent and Seller related to the Escrow Funds.

Section 4.6.     Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.     Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.     Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.     Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

MOOG INC.

By:
Name:
Title:

AMPAC-ISP CORP.

By:
Name:
Title:

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

MOOG INC.

By:
Name:
Title:

AMPAC-ISP CORP.

By:
Name:
Title:

AMERICAN PACIFIC CORPORATION

By:
Name:
Title:

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Moog Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Moog Inc.

Name / Title	Specimen Signature

Jay K. Hennig
Vice President	Signature

Timothy P. Balkin
Treasurer	Signature

EXHIBIT B-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signature shown below is the specimen signature individual who has been designated as the authorized Representative of Seller and is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of the Seller.

Name / Title	Specimen Signature

Name
Signature

Title

Signature
Name

Title

EXHIBIT B-3

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signature shown below is the specimen signature individual who has been designated as the authorized Representative of Parent and is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-3 is attached, on behalf of the Seller.

Name / Title	Specimen Signature

Name
Signature

Title

Signature
Name

Title

EXHIBIT C

Schedule of Fees for Escrow Agent Services

EXHIBIT C

SUBCONTRACT PENDING NOVATION

SUBCONTRACT PENDING NOVATION

This SUBCONTRACT PENDING NOVATION (together with the Exhibits hereto, this “Agreement”) is made as of [—], 2012, by and between AMPAC-ISP CORP., a Delaware corporation (“Contractor” or “AMPAC”) and MOOG INC., a New York corporation (“Buyer”). Contractor and Buyer are sometimes referred to in this Agreement as a “Party” or collectively as the “Parties.”

RECITALS:

R-1.     Contractor has entered into certain contracts (the “Government Prime Contracts” or “Contracts”) with the United States Government (the “Government”) listed on Exhibit A.

R-2.     Contractor and Buyer have entered into an Asset Purchase Agreement, effective as of June 4, 2012 (the “Purchase Agreement”), whereby Buyer will purchase from Contractor certain assets including assets used in performing the Government Prime Contracts and Contractor’s rights in the Government Prime Contracts under the terms and conditions as provided therein.

R-3.     Contractor and Buyer, as part of the Purchase Agreement, have agreed to enter into documentation required for novation of each Government Prime Contract (the “Novation Agreements”) that will transfer and assign the Government Prime Contracts to Buyer upon the approval of the Government.

R-4.     Pending approval of the aforementioned Novation Agreements by the Government, Contractor and Buyer desire to enter into a subcontract arrangement whereby Buyer will perform the Government Prime Contracts on a subcontract basis, to the same extent as if the Government Prime Contracts had already been novated, all as provided in the Purchase Agreement and this Agreement.

R-5.     This Agreement supplements, and does not supersede, Section 5.16 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.        Definitions; Recitals. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement. The foregoing recitals are intended to be a material part of this Agreement, and the Recitals and Purchase Agreement are incorporated into this Agreement by reference.

Section 2.        Contracts. The Government Prime Contracts, each in its entirety, and all contract documents relating thereto, including but not limited to delivery orders, supplements, schedules, amendments, and change orders issued and to be issued by the Government, are hereby incorporated by reference in this Agreement. Once made a part of this Agreement, any reference in such Government Prime Contracts to the “Government” or the “Contracting Officer” will mean Contractor, and any reference to the “Contractor” or AMPAC-ISP CORP. will mean

Buyer, except “Government” and “Contracting Officer”, as applicable, do not change (i) in the phrase “Government Property,” “Government Owned Property,” “Government Equipment,” and Government Owned Equipment”; (ii) when a right, act, authorization, or obligation can be granted or performed only by the Government, the Contracting Officer, or a duly appointed representative of either of the foregoing; (iii) except as otherwise provided in the Purchase Agreement or this Agreement, when access to proprietary financial information or other proprietary data is required; (iv) when title to property is to be transferred directly to the Government; and (v) when rights to intellectual property are to be granted to the Government. With respect to these incorporated clauses, the Parties agree that said clauses are not subject to literal interpretation if such interpretation is inconsistent with the prime/subcontractor relationship as specified by subcontract provisions that have been included specifically in this Agreement.

Section 3.      Mutual Covenants. The Parties hereby mutually covenant and agree that, to the extent permitted by the Contracts and applicable law:

(a)        Contractor hereby awards this Agreement to Buyer for the performance of all of the obligations of Contractor under the Contracts, including the statements of work and task orders issued under the Contracts, to the extent the Contracts have not yet been fully performed by Contractor, and Buyer hereby accepts this award.

(b)        Buyer shall inure to all rights and benefits conferred or accruing under the Contracts, including all payments to be made under the Contracts, whether such rights and benefits are conferred or accrue before, on or after the Closing Date.

Section 4.      Contractor Covenants. Contractor hereby covenants and agrees with Buyer that:

(a)        If requested in writing by Buyer, Contractor shall send a request in writing, in a form and substance reasonably satisfactory to Buyer, to all account debtors party to the Contracts, including agencies of the U.S. Government, requesting each of them to make payment on all receivables due in respect of each such Contract directly to the financial institution designated by Buyer, provided that the fulfillment of such request is not prohibited by the terms of such Contract or applicable law.

(b)        Until such time as the account debtor of each Contract shall make payments directly to Buyer, or to financial institutions designated by Buyer, in the event Contractor shall receive any payments relating to a Contract, Contractor shall hold such payments on behalf of Buyer and shall transfer such payments to Buyer by wire transfer to an account or accounts designated by Buyer. Contractor hereby grants to Buyer a limited power of attorney authorizing Buyer to prepare, execute and submit invoices under the Contracts in the name of Contractor.

(c)        Buyer shall take such timely action as is reasonably necessary to allow Buyer to perform each Contract and to protect any rights that may exist or accrue under any such Contract. In connection with each Contract, Contractor (i) authorizes Buyer to act as agent on behalf of Contractor for purposes of performing and administering the Contracts, including executing documents, discussing matters with customers and taking all other actions Buyer deems reasonably necessary in connection with its performance of the Contracts; and (ii) grants to Buyer a limited power of attorney to make such changes and amendments in the terms of the Contracts, in the name of Contractor, as may be necessary or desirable in order to assure that Buyer receives all economic benefits of the Contracts.

(d)         Contractor shall not intentionally take any action or fail to take any action in connection with any of the Contracts that would materially impair or diminish, in any way, any of Contractor’s rights under the Contracts or the rights of Buyer under this Agreement without the prior written consent of Buyer.

(e)        To the extent it has not already done so, Contractor shall deliver to Buyer a full and complete contract file for each Contract.

(f)         Contractor shall use its reasonable commercial efforts to cause the Government Prime Contracts to be novated to Buyer.

Section 5.      Buyer Covenants. Buyer hereby covenants and agrees with Contractor that:

(a)        Buyer shall take such timely action as is reasonably necessary to enable Contractor to perform each Contract and to protect any rights of Contractor that may exist or accrue under any such Contract, provided, however, that nothing contained herein will obligate the Buyer with respect to any Retained Liabilities.

(b)        Buyer agrees to perform, on behalf of Contractor, all the requirements, responsibilities and obligations of each Contract, to the extent permissible under the terms of each Contract and applicable law, in accordance with all terms and conditions in or incorporated by reference into, and all applicable laws and regulations applicable to, each such Contract; provided, however, that nothing contained herein will obligate the Buyer to perform, on behalf of Contractor, any Retained Liabilities. Any correspondence, invoices, or other written submissions, including bids or proposals for new or additional work, requests for equitable adjustments, claims, contract modifications, and requests for final decisions in connection with the Contracts will be prepared by Buyer in the name of Contractor and coordinated with and submitted for approval, and certification if appropriate, of Contractor (which approval and certification may not be unreasonably withheld), signed or certified promptly by Contractor, if approved, and submitted by Buyer to the Government. Contractor has designated [—] as Company’s Designated Contract Representative to receive and execute such documents, and Buyer has designated [—] as Purchaser’s Designated Contract Representative to submit such documents to, and receive such documents from, the Company’s Designated Contract Representative. Either Party may change its Designated Contract Representative by written notice to the other. All notices under this Agreement shall be given to the other Party’s Designated Contract Representative with copies to the designated Persons as set forth in Section 11.4 of the Purchase Agreement.

(c)        For each Contract, if any, that prohibits the other party to such Contract from making payments as designated by Buyer, Buyer shall prepare all invoices to be submitted by Contractor to the other party to such Contract. Buyer shall submit all such invoices in the name of Contractor.

(d)          Buyer shall use its reasonable commercial efforts to cause the Government Prime Contracts to be novated to Buyer.

Section 6.        Term.  The term of this Agreement shall begin on the Closing Date and shall continue with respect to each Contract until the earlier to occur of (a) novation of such Contract to Buyer, or (b) the satisfaction of all of Contractor’s obligations under, the receipt of final payment of amounts payable under, and the formal closeout of, the Contract; provided, however, that the provisions of Sections 5 (Buyer Covenants), Section 6 (Term), 12 (Entire Agreement), 13 (Governing Law), 15 (Jurisdiction), 17 (Third Party Beneficiaries) and 19 (Dispute Resolution) shall survive any termination of this Agreement.

Section 7.        Notices.  Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given (a) five Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile or other electronic transmission, if receipt thereof is confirmed by telephone; (c) when delivered, if delivered personally to the intended recipient; and (d) two Business Days following deposit with a nationally recognized overnight courier service for overnight delivery, in each case addressed to the notice address set forth in Section 11.4 of the Purchase Agreement.

Section 8.        Amendments; Waivers.

(a)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.        Transaction Costs.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such cost and expense.

Section 10.       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that Buyer may not assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Contractor.

Section 11.            Interpretation.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the word “including” shall mean “including, without limitation”; (f) the word “or” shall be disjunctive but not exclusive; (g) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; and (h) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 12.            Entire Agreement.  This Agreement, the Purchase Agreement and the Novation Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments, agreements and understandings (both oral and written) with respect to such subject matter. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter of this Agreement, the Purchase Agreement and the Novation Agreements exist between the parties except as expressly set forth in this Agreement or therein

Section 13.            Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 14.            Counterparts; Effectiveness.  The Parties may execute this Agreement in counterparts, including facsimile, electronic mail/PDF or other electronic counterparts (no one of which counterparts contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 15.            Jurisdiction.  Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 16. THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 16.            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 17.            Third Party Beneficiaries.  Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 18.            Disclaimer of Agency.  The relationship established hereunder shall be solely that of contractor and subcontractor. Except as expressly provided herein, nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business. Nothing in this Agreement shall be deemed in any way to create a partnership or joint venture between the Parties.

Section 19.            Dispute Resolution.  In the event of any dispute between Contractor and Buyer with respect to this Agreement, each of Contractor and Buyer shall designate an employee as its representative to attempt to resolve the dispute and each such representative shall use reasonable commercial efforts to resolve the dispute promptly. If the individuals designated by Contractor and Buyer are unable to resolve the dispute promptly, the dispute shall be submitted to a member of senior management of each Party. Such members of senior management shall meet in person or by telephone conference at least once in the 10-day period following the submission of the dispute to them and shall use reasonable commercial efforts to resolve the dispute promptly. If such members of senior management are unable to resolve the dispute within 15 days of the submission of the dispute to them, the Parties may exercise any rights or remedies available to them at law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

MOOG INC.

By:
Name:
Title:

AMPAC-ISP CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO SUBCONTRACT PENDING NOVATION]

EXHIBIT A

CONTRACTS